SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PRGX GLOBAL, INC.

(Name of Registrant as Specified In Its Charter)

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PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, JUNE 18, 2013

TO THE SHAREHOLDERS OF

PRGX GLOBAL, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PRGX GLOBAL, INC. (the “Company”) will be held at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339, on Tuesday, June 18, 2013, at 9:00 a.m., for the following purposes:

1.	To elect three Class II directors and one Class I director to serve until the Annual Meeting of Shareholders to be held in 2016 and 2015, respectively, or until their successors are elected and qualified;

2.	To ratify BDO USA, LLP as our independent registered public accounting firm for the fiscal year 2013;

3.	To approve the Company’s executive compensation (the “Say-on-Pay Resolution”);

4.	To reapprove the material terms of the performance goals under the 2008 Equity Incentive Plan; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The proxy statement is attached. Only record holders of the Company’s common stock at the close of business on April 17, 2013 will be eligible to vote at the meeting.

If you are not able to attend the meeting in person, please complete, sign, date and return your completed proxy in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person. However, if you are not the registered holder of your shares you will need to get a proxy from the registered holder (for example, your broker or bank) in order to attend and vote at the meeting.

By Order of the Board of Directors,

Patrick G. Dills, Chairman

April 30, 2013

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 is enclosed with this notice and proxy statement.

PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

June 18, 2013

GENERAL INFORMATION

The Board of Directors of PRGX Global, Inc. (which we refer to in this proxy statement as “PRGX”, the “Company”, “we”, “us” or “our”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2013 Annual Meeting of Shareholders. The annual meeting will be held on Tuesday, June 18, 2013, at 9:00 a.m., at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339. The proxies may also be voted at any adjournments or postponements of the meeting. Upon a vote of the shareholders present at the annual meeting, we may adjourn the meeting to a later date if there are not sufficient shares present in person or by proxy to constitute a quorum or to permit additional time to solicit votes on any proposal to be presented at the annual meeting. You may obtain directions to the location of the 2013 Annual Meeting by contacting Victor A. Allums, Senior Vice President, General Counsel and Secretary, at the address or telephone number listed above.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 30, 2013. You must complete and return the proxy for your shares of common stock to be voted.

Any shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Secretary of the Company a written notice of revocation dated later than the date of the proxy;

•	executing and delivering to the Secretary a subsequent proxy relating to the same shares; or

•

attending the meeting and voting in person, unless you are a street name holder without a legal proxy, as explained below. Attending the meeting will not in and of itself constitute revocation of a proxy.

Shareholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker to vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to vote at the meeting.

All communications to the Secretary should be addressed to the Secretary at the Company’s offices, 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder’s instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxy holders to vote shares in their discretion on any other matter properly presented at the annual meeting.

The Company will pay all expenses in connection with the solicitation of proxies, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation. The fee to be paid for such services is estimated at approximately $12,500, plus reasonable out-of-pocket expenses.

Voting Requirements

Only holders of record of the Company’s common stock at the close of business on April 17, 2013 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting. Holders on the Record Date are referred to as the “Record Holders” in this proxy statement. On the Record Date, the Company had outstanding a total of 28,850,299 shares of common stock. Each share of common stock is entitled to one vote.

To constitute a quorum with respect to each matter to be presented at the annual meeting, there must be present, in person or by proxy, a majority of the total votes entitled to be cast by Record Holders of the common stock. Abstentions will be treated as present for purposes of determining a quorum. In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes. The election of directors is no longer considered a “routine” matter as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to the election of directors. As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the annual meeting with respect to the election of directors, the Company’s Say-on-Pay proposal or the reapproval of the material terms of the performance goals under the 2008 Equity Incentive Plan. The ratification of BDO USA, LLP as our independent registered public accounting firm is considered a “routine matter,” and therefore, brokers will have the discretion to vote on this matter even if they do not receive voting instructions from the beneficial owner of the shares.

With respect to Proposal 1 regarding the election of directors, assuming a quorum, the candidates receiving a plurality of the votes cast by the Record Holders of the common stock will be elected directors. Under plurality voting, assuming a quorum is present, the candidates receiving the most votes will be elected, regardless of whether they receive a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 2 regarding approval of the 2013 independent registered public accounting firm, ratification of this appointment requires that a quorum be present and that the number of votes cast “for” the proposal exceeds the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 3 regarding approval of the Say-on-Pay Resolution and Proposal 4 regarding reapproval of the material terms of the performance goals under the 2008 Equity Incentive Plan, approval of each of these proposals requires that a quorum be present and that the number of votes cast “for” the proposal exceed the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcomes. The Company’s Say-on-Pay vote is advisory in nature, and the ultimate outcome of the vote is non-binding on the Company.

Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as inspector(s) of election for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

We expect that shares owned by current executive officers and directors of the Company will be voted in favor of the nominees for director that have been recommended by the Board and in accordance with the Board’s recommendations on the other proposals. As of April 17, 2013, shares owned by executive officers and directors of the Company and entitled to vote at the annual meeting represented in the aggregate approximately 7.46% of the shares of common stock outstanding on that date.

Any other proposal not addressed herein but properly presented at the meeting will be approved if a proper quorum is present and the votes cast in favor of it meet the threshold specified by the Company’s Articles, Bylaws and by Georgia law with respect to the type of matter presented. No shareholders have submitted notice of intent to present any proposals at the annual meeting as required by the Company’s Bylaws.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 18, 2013

In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are also making this proxy statement and our annual report available to shareholders electronically via the Internet. To access this proxy statement and the Company’s Annual Report on Form 10-K on the Internet, please visit www.prgx.com/proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company currently has nine directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The directors in each class serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the annual meeting, shareholders will be voting to elect (i) three directors to serve as Class II directors; and (ii) one director to serve as a Class I director. The terms of Patrick G. Dills, Mylle H. Mangum and Ronald E. Stewart, currently serving as Class II directors, and Joseph E. Whitters, currently serving as a Class I director, will expire at the annual meeting unless they are re-elected.

The persons named in the proxy intend to vote FOR the election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on June 18, 2013 to serve as Class II or Class I directors, as the case may be, will each serve a three- or two-year term, respectively, or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.

Set forth below are the name, age and director class of each director nominee and director continuing in office following the annual meeting and the period during which each has served as a director.

The Board’s Nominees for Class II Directors are:

Nominee	Age	Service as Director
Patrick G. Dills(1)	59	Since March 2006
Mylle H. Mangum(2)	64	Since January 2013
Ronald E. Stewart(2)(3)	58	Since November 2012

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Compensation Committee.

The Board’s Nominee for Class I Director is:

Nominee	Age	Service as Director
Joseph E. Whitters(1)(2)	55	Since January 2013

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.

The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named above for election as director.

Directors Continuing in Office

Continuing Director	Age	Class	Term Expires	Service as Director
David A. Cole(1)(2)	70	Class III	2014	Since February 2003
Philip J. Mazzilli, Jr.(3)	72	Class III	2014	Since March 2006
Archelle Georgiou Feldshon(2)	50	Class III	2014	Since September 2010
Romil Bahl	44	Class I	2015	Since January 2009
Steven P. Rosenberg(1)(3)	54	Class I	2015	Since March 2006

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.

Information about Nominees for Election as Class II Directors

Patrick G. Dills is Chairman of the Board of PRGX Global, Inc. He also served as Interim President and Chief Executive Officer of the Company from December 1, 2008 to January 21, 2009. Mr. Dills serves as Chairman of the Board of Ameritox Ltd., a leader in pain medication monitoring. Mr. Dills formerly served as Chairman of the Board of Paradigm Management Services, LLC, a provider of complex and catastrophic medical management services to the workers compensation industry, which was sold in February 2012, and as a director of MSC Group, Inc., a leader in the delivery of medical products and services to the workers compensation industry, which was sold in August 2012. Mr. Dills served from 1988 to 2005 in several executive positions at First Health Group Corp. Mr. Dills’ last positions were President of CCN (Community Care Networks) and President of Health Net Plus.

Mr. Dills has extensive experience serving in senior leadership and management roles of several companies in the healthcare industry, an industry in which the Company is working to expand its presence. Through this service, his service as a member of the Compensation and Audit Committees of Paradigm Management Services, LLC, and his prior service as a director of a public company, Mr. Dills has developed critical healthcare industry knowledge, excellent leadership and risk oversight skills and a solid understanding of corporate governance matters.

Mylle H. Mangum is the Chief Executive Officer of IBT Enterprises, LLC, a company focused on design, construction and training services for the financial services and specialty retail industries, a position that she has held since 2003. She was formerly the Chief Executive Officer of True Marketing Services, LLC. Prior to this, she served as the CEO of MMS Incentives, Inc. from 1999 to 2002. Ms. Mangum also previously served in management roles with Holiday Inn Worldwide, BellSouth and General Electric. Ms. Mangum currently serves as a director for Barnes Group Inc., Haverty Furniture Companies, Inc. and Express, Inc. and previously served as a director for Collective Brands, Inc., Emageon Inc., a provider of enterprise-level information technology to healthcare provider organizations, Matria Healthcare, Inc., a provider of health advisory services, and Respironics, Inc., a medical supply company.

Ms. Mangum brings to the Board particular knowledge and years of experience in retail, merchandising, marketing, strategy, technology, supply chain, logistics, international business, and multi-division general management experience. She also brings to the Board many years of experience serving on the boards of directors of publicly traded companies.

Ronald E. Stewart is a private equity investor and business entrepreneur. He is currently a partner in Arcadia Capital Group, a private equity firm focused on the logistics industry, and serves on the board of directors of one of Arcadia Capital’s portfolio companies, Inland Container Express, Inc. Mr. Stewart also recently began working in a management capacity with 3DM Systems, LLC, a medical device company. Prior to his current pursuits, Mr. Stewart was a senior partner with Accenture, holding a number of executive positions during his 30-year career at the firm. Mr. Stewart retired from Accenture in October 2007. During his tenure at Accenture, Mr. Stewart served as the global client partner for a number of Fortune 100 clients and led the firm’s retail and consumer goods practice in the eastern United States for a number of years. Mr. Stewart also led Accenture’s global transportation and travel industry program and served as the North America Managing Partner for the automotive, industrial manufacturing and transportation/travel industry groups. Mr. Stewart is a former member of Accenture’s Global Executive Committee and of the board of directors of the Accenture Foundation.

Mr. Stewart brings to the Board expertise in the fundamental analysis of investment opportunities and the evaluation of business strategies. He also brings valuable leadership skills and knowledge gained from over 30 years of providing global professional services to clients during his tenure at Accenture.

Information about Nominee for Election as a Class I Director

Joseph E. Whitters has been a consultant to Frazier Healthcare, a private equity firm, since 2005. From 1986 to 2005, Mr. Whitters served in various capacities with First Health Group Corp., a publicly traded managed care company, including for a majority of that time as its Chief Financial Officer. He also previously served as the Controller for United Healthcare Corp. from 1984 to 1986. Prior to that, Mr. Whitters served as the Manager of Accounting and Taxation for Overland Express, a publicly traded trucking company, and he began his career in public accounting with Peat Marwick (now KPMG). Mr. Whitters currently serves as a director of InfuSystem Holdings, Inc., a provider of ambulatory infusion pumps and associated clinical services.

Mr. Whitters is a CPA and brings to the Board over 30 years of financial and other business experience, much of it in the healthcare industry. He developed extensive financial expertise and leadership abilities during his service in senior finance roles at First Health Group and United Healthcare, which has allowed him to bring these critical abilities and accounting skills to the Board.

Information about the Class III Directors whose Terms will Expire at the 2014 Annual Meeting of Shareholders

David A. Cole is the retired Chairman of the Board and Chief Executive Officer of Kurt Salmon Associates, Inc. (“KSA”), an international management consulting firm serving the retail, consumer products and healthcare industries. He was appointed president of KSA in 1983, served as its chief executive officer from 1988 through 1998 and served as its chairman from 1988 to 2001. Mr. Cole formerly served as a director of AMB Property Corporation, a global owner and operator of industrial real estate, until its merger with Prologis, Inc. in 2011. Mr. Cole currently serves on the Dean’s Advisory Council of Goizueta Business School at Emory University.

Having served as Chairman and CEO of KSA, Mr. Cole brings deep experience in global professional services to the Board of Directors. Through his prior service on the board of directors of several publicly-traded companies, Mr. Cole has significant experience and expertise in the areas of corporate management, leadership, executive compensation and corporate governance.

Philip J. Mazzilli, Jr. is a financial and general business consultant. From 2000 to 2003 he was Executive Vice President and Chief Financial Officer of Equifax Corporation, an international provider of consumer credit information and information database management. From 1999 to 2000 he was Executive Vice President and Chief Financial Officer of Nova Corporation, a payment services company.

Mr. Mazzilli brings highly valuable financial expertise, leadership skills and strategic planning abilities to the Board, developed from his many years as a finance manager and executive, including his prior service as Chief Financial Officer at Equifax and Nova Corporation. He is highly experienced and knowledgeable in financial analysis, financial statements and risk management, and he qualifies to serve as an Audit Committee financial expert.

Archelle Georgiou Feldshon, M.D. is the president of Georgiou Consulting, LLC, a healthcare consulting firm that she founded in December of 2007. Prior to December 2007, Dr. Georgiou worked for UnitedHealth Group Corporation for over 12 years in numerous executive-level positions, including National Medical Director, Chief Medical Officer, CEO – Care Management, and culminating with her position as Executive Vice President – Strategic Relations, Specialized Care Services. Over the course of her career, Dr. Georgiou has made numerous media contributions regarding the latest healthcare industry news and trends, including, since January 2007, as the Health Care Expert and Media Correspondent for a twice weekly television segment for Fox 9 News in Minneapolis-St. Paul, Minnesota. As a Senior Fellow with the University of Minnesota Center for Spirituality & Healing, Dr. Georgiou focuses on expanding the adoption of integrated medicine. Dr. Georgiou is also a Senior Fellow with the Center for Health Transformation, a think tank focusing on innovative changes in the health care industry. Dr. Georgiou graduated from the Johns Hopkins School of Medicine in 1986. She trained and practiced in internal medicine in Northern California before transitioning into healthcare administration and policy.

Dr. Georgiou brings to the Board over two decades of experience in the healthcare industry and highly valuable expertise in the areas of healthcare management and policy, the use of healthcare databases in the development of healthcare informatics, predictive modeling and software development. Dr. Georgiou’s perspective on emerging healthcare industry trends and policies and her extensive healthcare operational experience provide the Board with valuable insight regarding an important part of the Company’s business.

Information about the Class I Directors whose Terms will Expire at the 2015 Annual Meeting of Shareholders

Romil Bahl is the Company’s President and Chief Executive Officer. Prior to joining the Company, Mr. Bahl held a number of senior leadership positions with Infosys Technologies Limited, a publicly traded global technology and consulting services company, since April 2004. Mr. Bahl was one of the founders and a Managing Director of Infosys Consulting, Inc., a wholly-owned subsidiary of Infosys Technologies, and from November 2007 until January 2009, he led Infosys’s global Systems Integration business unit. Prior to joining Infosys in 2004, Mr. Bahl led the global Consulting Services business of EDS, and between 1995 and 2002, he held a number of senior roles at the management consulting firm of A.T. Kearney, last serving as the leader of the firm’s European Strategic Technology and Transformation Practice based in London. From 1992 to 1995, Mr. Bahl served in a number of roles at Deloitte Consulting.

Mr. Bahl has extensive experience leading and growing professional services organizations, including financial performance management. He is also experienced in leading high performing teams and has considerable expertise in business strategy development. Mr. Bahl also brings to the Board of Directors management’s perspective of the Company and its operations, which is an invaluable asset to the Board in its direction of the Company’s future.

Steven P. Rosenberg is President of SPR Ventures, Inc., a private investment company he founded in 1997, and President of SPR Packaging LLC. From 1992 to 1997 he was President of the Arrow subsidiary of ConAgra Foods, Inc., a packaged food company. Mr. Rosenberg also serves as a director of Texas Capital Bancshares, Inc., a bank holding company, and Cinemark Holdings, Inc., a motion picture exhibition company.

Mr. Rosenberg has over 30 years of experience in general corporate management, including oversight of corporate financial affairs. He also has years of experience serving on the boards of directors of publicly traded companies. Through general corporate management experience and his service on these public company boards, Mr. Rosenberg has extensive knowledge in the areas of leadership, risk management, financial oversight and corporate governance.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of our Audit Committee, has appointed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the 2013 fiscal year. A proposal will be presented at the annual meeting to ratify the appointment of BDO as our independent registered public accounting firm for the 2013 fiscal year. Shareholder ratification of the selection of BDO as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our shareholders. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment of BDO. We have been advised that a representative from BDO will be present at the annual meeting, will be given an opportunity to speak if they desire to do so, and will be available to answer appropriate questions.

The Board of Directors recommends a vote FOR approval to ratify the appointment of the 2013 independent registered public accounting firm.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company’s shareholders have the opportunity to cast a non-binding advisory vote regarding the compensation of the Company’s executive officers who are named in the Summary Compensation Table contained in this proxy statement whom we refer to as our “named executive officers.” We have disclosed the compensation of our named executive officers pursuant to rules adopted by the SEC.

At our annual meeting of shareholders held on May 24, 2011, our shareholders approved our proposal to hold a “Say-on-Pay” vote every year. As a result, we have committed to annual “Say-on-Pay” votes. At our annual meeting of shareholders held on June 19, 2012, our shareholders overwhelmingly approved our “Say-on-Pay” resolution with approximately 96% of the votes cast approving the 2011 executive compensation described in our 2012 proxy statement. In determining executive compensation for 2013, the committee considered the shareholder support that the “Say-on-Pay” proposal received at the 2012 annual meeting of shareholders. Based on this strong support from our shareholders, we believe our compensation programs are effectively designed and continue to be aligned with the interests of our shareholders.

As we describe in detail in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We use our executive compensation programs to provide compensation that will (i) attract and retain our named executive officers, (ii) encourage our named executive officers to perform at their highest levels by directly linking a material portion of their total compensation with key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of equity-based incentive awards.

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our named executive officers to perform at their highest levels while simultaneously increasing long-term shareholder value. We highlight the following aspects of our executive pay program that we believe reflect sound governance and effective program design:

•	All executive compensation decisions made by an independent and active Compensation Committee

•	A pay philosophy that seeks to emphasize variable over fixed compensation

•	A pay mix that seeks to provide both short-term and long-term incentives

•

Short-term and long-term incentive opportunities tied to a balanced performance measurement system that includes top line growth (revenue), operating income (adjusted EBITDA) and stock price performance

•	Capped short-term incentive opportunities to mitigate concerns regarding incentives for excessive risk-taking

•	A balanced long-term incentive grant mix that includes stock options and restricted stock to achieve both performance and retention objectives

•	An equity plan that prohibits re-pricing without shareholder approval

•	Change-of-control agreements that require a “double-trigger” (change-of-control plus actual separation) for separation payments and that do not provide an excise tax gross-up, and

•	Minimal executive perquisites or other enhanced benefits for executives.

This advisory shareholder vote, commonly referred to as a “Say-on-Pay” vote, gives you as a shareholder the opportunity to approve or not approve the compensation of our named executive officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the related narrative disclosures herein, is hereby APPROVED.

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, our Compensation Committee will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

The Board of Directors recommends a vote FOR approval of the compensation paid to the Company’s named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the Securities and Exchange Commission, including in Compensation Discussion and Analysis, compensation tables and the related narrative disclosures.

PROPOSAL 4: REAPPROVAL OF THE MATERIAL TERMS OF THE

PERFORMANCE GOALS UNDER THE 2008 EQUITY INCENTIVE PLAN

PURSUANT TO SECTION 162(m) OF THE INTERNAL REVENUE CODE

Background

At the 2008 Annual Meeting, the shareholders of the Company approved the PRGX Global, Inc. 2008 Equity Incentive Plan (as amended and restated effective April 23, 2012, the “2008 Equity Incentive Plan”) to assist the Company in recruiting and retaining individuals with ability and initiative by enabling them to receive awards and thereby participate in the future success of the Company. At the 2013 Annual Meeting, the Company’s shareholders will be asked to reapprove the material terms of the performance goals under which equity-based awards may be granted under the 2008 Equity Incentive Plan. Reapproval of the material terms of the performance goals is necessary to permit grants of equity-based awards to certain executive officers under the 2008 Equity Incentive Plan that are intended to qualify as “qualified performance-based compensation” exempt from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). For more information about Section 162(m) of the Code, see “Section 162(m) and the Material Terms of the Performance Goals” below.

Section 162(m) of the Code requires that the Company’s shareholders reapprove the material terms of the performance goals under which such compensation may be paid at least every five years. Therefore, it is necessary that the shareholders reapprove the material terms of the performance goals under the 2008 Equity Incentive Plan at the 2013 Annual Meeting to permit the grant after June 18, 2013 (the first shareholder meeting occurring in the fifth year after the shareholders previously approved the material terms of the performance goals) of awards intended to qualify as “qualified performance-based compensation” that does not count against the $1 million deduction limit under Section 162(m).

The Company’s shareholders are not being asked to approve any increase in the number of shares available for grant under the 2008 Equity Incentive Plan or any other amendment to the 2008 Equity Incentive Plan, nor are the Company’s shareholders being asked to reapprove the 2008 Equity Incentive Plan in its entirety. The terms of the 2008 Equity Incentive Plan will remain unchanged, and reapproval will not affect the general nature and amount of awards available for grant under the 2008 Equity Incentive Plan.

A description of the material terms for performance-based awards under the 2008 Equity Incentive Plan is provided below under “Section 162(m) and the Material Terms of the Performance Goals.” This discussion is qualified in its entirety by reference to the 2008 Equity Incentive Plan, a copy of which is filed as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on June 22, 2012.

Section 162(m) and the Material Terms of the Performance Goals

Under Section 162(m) of the Code, the deduction for a publicly-held corporation for otherwise deductible compensation to a “covered employee” generally is limited to $1 million per year. An individual is a covered employee if he or she is the chief executive officer or one of the three highest compensated officers for the year (other than the chief executive officer or chief financial officer). The $1 million limit does not apply to compensation payable solely because of the attainment of performance conditions that meet the requirements set forth in Section 162(m) of the Code and the regulations thereunder. The requirements of Section 162(m) of the Code for qualified performance-based compensation include shareholder approval of the material terms of the performance goals under which the compensation may be paid. The material terms of the performance goals include (1) the employees eligible to receive the compensation upon attainment of the performance goals, (2) the business criteria on which the performance goals may be based, and (3) the maximum amount of compensation that can become payable to an employee upon attainment of the performance goals. Awards (other than options and stock appreciation rights) granted to certain senior executives of the Company, if the Compensation Committee of the Company’s Board of Directors (the “Committee”) intends for such award to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, become earned and payable only if certain pre-established performance goals are achieved during the specified performance period. The compensation is considered qualified performance-based compensation only if (a) it is paid solely on the achievement of one or more performance objectives; (b) two or more “outside directors” set the performance conditions; (c) before payment, the material terms under which the compensation is to be paid, including the performance conditions, are disclosed to, and approved by, the shareholders; and (d) before payment, two or more “outside directors” certify in writing that the performance conditions have been met. The Committee may adjust the amount payable pursuant to a qualified performance-based award downward but not upward.

The 2008 Equity Incentive Plan has been designed to enable the Committee to structure awards intended to meet the requirements for performance-based compensation that would not be subject to the $1 million per year deduction limit. Any grant, exercise, vesting or payment of an award may be postponed if the Company reasonably believes that its or any applicable Affiliate’s deduction with respect to such award would be limited or eliminated by application of Code Section 162(m) to the extent permitted by Section 409A of the Code; provided, however, such delay will last only until the earliest date at which the Company reasonably anticipates the deduction will not be limited or eliminated under Code Section 162(m).

The Company bears all expenses of administering the 2008 Equity Incentive Plan. The Committee administers the 2008 Equity Incentive Plan. The Committee has the authority to grant awards to such persons and upon such terms and conditions (not inconsistent with the provisions of the 2008 Equity Incentive Plan), as it may consider appropriate. The Committee may delegate to one or more officers of the Company all or part of its authority and duties with respect to awards to individuals who are not subject to Section 16 of the Securities Exchange Act of 1934.

Eligibility for Participation. Any of the Company’s employees or service providers, including any employees or service providers of our Affiliates (as defined in the 2008 Equity Incentive Plan), and any non-employee member of our Board of Directors, are eligible to receive an award under the 2008 Equity Incentive Plan. However, incentive stock options may only be granted to employees of the Company or an Affiliate.

Performance Objectives. Awards under the 2008 Equity Incentive Plan may be subject to the satisfaction of one or more performance goals. The Committee has the discretion to establish objectively determinable performance conditions for when awards will become vested, exercisable and payable. Objectively determinable performance conditions are performance conditions (i) that are established in writing (a) at the time of grant (b) no later than the earlier of (x) 90 days after the beginning of the period of service to which they relate and (y) before the lapse of 25% of the period of service to which they relate; (ii) that are uncertain of achievement at the time they are established; and (iii) the achievement of which is determinable by a third party with knowledge of the relevant facts. These performance conditions may include any or any combination of the following: (a) gross, operating or net earnings before or after taxes; (b) return on equity; (c) return on capital; (d) return on sales; (e) return on investments; (f) return on assets or net assets; (g) earnings per share; (h) cash flow per share; (i) book value per share; (j) gross margin; (k) customers; (l) cash flow or cash flow from operations; (m) fair market value of the Company or any Affiliate (as defined in the 2008 Equity Incentive Plan) or shares of Common Stock; (n) share price or total shareholder return; (o) market share; (p) level of expenses or other costs; (q) gross, operating or net revenue; (r) earnings before interest and taxes; (s) adjusted earnings before interest and taxes; (t) profitability; (u) earnings before interest, taxes, depreciation and amortization; (v) adjusted earnings before interest, taxes, depreciation and amortization; and (x) peer group comparisons of any of the aforementioned performance conditions. Performance conditions may be related to a specific customer or group of customers or geographic region. The form of the performance conditions also may be measured on a Company, Affiliate, division, business unit, service line, segment or geographic basis or a combination thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance conditions. Profits, earnings and revenues used for any performance condition measurement may exclude any extraordinary or nonrecurring items. The performance conditions may, but need not, be based upon an increase or positive result under the aforementioned performance criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific business criteria). An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. Additionally, the vesting, exercise or payment of an award can be conditioned on mere continued employment or service if it is not intended to qualify as qualified performance-based compensation.

Shares Subject to Plan. The maximum number of shares of Common Stock that may be issued under the life of the 2008 Equity Incentive Plan pursuant to awards is 7,600,000 shares. Shares underlying awards will only be counted against the available pool of shares to the extent they are actually used. Shares issued in connection with an award will count against the available pool on a one-to-one basis except that shares issued in connection with awards, other than options and SARs, granted on or after April 27, 2010 (the effective date of a previous amendment to the 2008 Equity Incentive Plan) will count against the available pool as 1.41 shares, and shares covered under a stock-settled SAR shall count against the available pool even though not actually issued. If any awards expire or are cancelled, terminated or forfeited for any reason other than their exercise, vesting or payment, or are settled in cash, the shares of Common Stock subject to such awards will again be available for issuance. The following shares, however, will not be available again for awards: shares not issued as the result of a net settlement of an award; shares used to pay the exercise price or withholding taxes with respect to an award; and shares repurchased on the open market with the proceeds of the exercise price of an award.

If our shareholders do not approve the material terms of the performance goals under which certain executive awards under the 2008 Equity Incentive Plan may be granted, as set forth herein, the Committee will no longer be able to design awards that are intended to qualify as qualified performance-based compensation that is exempt from the $1 million deduction limit under Section 162(m) of the Code. In that case, the 2008 Equity Incentive Plan will simply remain in effect in accordance with its prior terms but would not permit the grant of awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code.

Past and Future Awards

As of the Record Date, there were 2,254,541 shares of Common Stock remaining available for grant under the 2008 Equity Incentive Plan. Any future awards under the 2008 Equity Incentive Plan will be made at the discretion of the Committee. Consequently, we cannot determine, with respect to any particular person or group, the number or value of the awards that will be granted in the future pursuant to the 2008 Equity Incentive Plan. Notwithstanding the foregoing, in any calendar year, no participant may be granted options, SARs, Restricted Stock Awards, RSUs, or any combination thereof that relate to more than 500,000 shares. In any calendar year, no participant may be granted an Incentive Award (i) with reference to a specified dollar limit for more than $1.5 million and (ii) with reference to a specified number of shares of Common Stock for more than 500,000 shares. The maximum number of shares of

Common Stock that may be issued pursuant to awards, the per individual limits on awards and the terms of outstanding awards will be adjusted as is equitably required in the event of corporate transactions and other appropriate events. Awards granted to our named executive officers under the 2008 Equity Incentive Plan in 2012 are disclosed below in the “GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2012” table in this proxy statement.

The Board of Directors recommends a vote “FOR” reapproval of the material terms of the performance goals under the 2008 Equity Incentive Plan pursuant to Section 162(m) of the Code.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Independence

The Board of Directors has evaluated the independence of each Board member and has determined that the following directors, which constitute a majority of the Board, are independent in accordance with the Nasdaq and SEC rules governing director independence: Dr. Georgiou, Ms. Mangum and Messrs. Cole, Dills, Mazzilli, Rosenberg, Stewart and Whitters.

Meetings of the Board of Directors and Attendance at the Annual Meeting of Shareholders

During 2012, there were 11 meetings of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate of all meetings of the Board of Directors held while he or she was a director and any committees on which that director served.

The Board of Directors does not have a policy requiring director attendance at the annual shareholders meeting. However, directors are encouraged to attend. With the exception of Mr. Lind, all of our then-serving directors attended the 2012 Annual Meeting of Shareholders.

Director Compensation

The following table presents information relating to total compensation of the directors for the fiscal year ended December 31, 2012. Information with respect to the compensation of Mr. Bahl is included below under “Executive Compensation.” As an executive officer of the Company, Mr. Bahl does not receive any compensation for his service as a director.

Name	Fees Earned or Paid In Cash	Stock Awards(1)(2)	Option Awards(3)(4)	All Other Compensation	Total
	($)	($)	($)	($)	($)

David A. Cole	67,500	64,351	33,947	—	165,798
William C. Copacino(5)	22,000	—	—	—	22,000
Patrick G. Dills	106,500	64,351	33,947	—	204,798
Archelle Georgiou Feldshon	51,000	64,351	33,947	—	149,298
N. Colin Lind(6)	70,500	64,351	33,947	—	168,798
Philip J. Mazzilli, Jr.	69,000	64,351	33,947	—	167,298
Steven P. Rosenberg	67,500	64,351	33,947	—	165,798
Ronald E. Stewart(7)	9,500	104,459	51,688	—	165,647

(1)

The amount represents the aggregate grant date fair value of stock awards granted in the fiscal year valued in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. Each director other than Mr. Stewart and Mr. Copacino received 8,546 shares of restricted stock which vest on the earlier of (a) June 19, 2013 and (b) the date of, and immediately prior to, the 2013 Annual Meeting of Shareholders. Mr. Stewart received 4,985 shares of restricted stock which vest on the earlier of (a) June 19, 2013 and (b) the date of, and immediately prior to, the 2013 Annual Meeting of Shareholders. Upon his election to the Board, Mr. Stewart also received, as a one-time election grant, an additional 8,546 shares of restricted stock which vest on November 12, 2015.

(2)

The number of unvested stock awards outstanding as of December 31, 2012 for each director was as follows: Mr. Cole, 8,546, Mr. Dills, 8,546, Dr. Georgiou, 8,546, Mr. Mazzilli, 8,546, Mr. Rosenberg, 8,546 and Mr. Stewart, 13,531.

(3)

The amount represents the aggregate grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. Each director other than Mr. Stewart and Mr. Copacino received 8,546 stock options with an exercise price of $7.53 which vest on the earlier of (a) June 19, 2013 and (b) the date of, and immediately prior to, the 2013 Annual Meeting of Shareholders. Mr. Stewart received 4,985 stock options with an exercise price of $7.72 which vest on the earlier of (a) June 19, 2013 and (b) the date of, and immediately prior to, the 2013 Annual Meeting of Shareholders. Upon his election to the Board, Mr. Stewart also received, as a one-time election grant, an additional 8,546 stock options with an exercise price of $7.72, vesting on November 12, 2015.

(4)

The aggregate number of option awards outstanding as of December 31, 2012 for each director was as follows: Mr. Cole, 91,747, Mr. Dills, 82,747, Dr. Georgiou, 33,329, Mr. Mazzilli, 91,747, Mr. Rosenberg, 91,747 and Mr. Stewart, 13,531.

(5)	Mr. Copacino passed away on May 17, 2012.
(6)	Mr. Lind resigned from the Board effective December 12, 2012.
(7)	Mr. Stewart joined the Board on November 12, 2012.

Each non-employee member of the Board is paid a $30,000 annual retainer for his or her service on the Board and the Chairman of the Board is paid an additional $48,000 annual retainer for his service in that capacity. Non-employee members of Board committees are paid annual committee retainers of $12,000 for the Audit Committee, $9,000 for the Compensation Committee and $6,000 for the Nominating and Corporate Governance Committee. Chairs of each of these committees are paid supplemental annual committee chair retainers equal to the amount of the applicable member retainer for the particular committee. Non-employee directors also receive a $1,500 per meeting attendance fee for attendance at Board meetings and the annual meeting of shareholders, if the annual meeting of shareholders is not held in conjunction with a Board meeting. Directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings.

In addition to cash compensation, the Board may grant nonqualified stock options or other equity awards to the non-employee directors from time to time. On June 19, 2012, the Company granted 8,546 shares of restricted stock and options to purchase 8,546 shares of the Company’s common stock to each of the Company’s then-serving non-employee directors (Messrs. Cole, Dills, Lind, Mazzilli and Rosenberg and Dr. Georgiou). Upon his appointment to the Board on November 12, 2012, the Company granted Mr. Stewart 4,985 shares of restricted stock and options to purchase 4,985 shares of the Company’s common stock. All of the options granted to the directors in 2012 have an exercise price of $7.53, except for the options granted to Mr. Stewart in November 2012 which have an exercise price of $7.72, the closing price of the Company’s common stock on the dates of the respective grants, and, except for the one-time grant of options to Mr. Stewart described below, will vest on the earlier of (a) June 19, 2013 and (b) the date of, and immediately prior to, the 2013 Annual Meeting of Shareholders. The options expire on June 18, 2019, except for the options granted to Mr. Stewart which expire on November 11, 2019. Except for the one-time grant of restricted stock to Mr. Stewart described below, the restricted stock granted to the directors in 2012 will vest on the earlier of (a) June 19, 2013 and (b) the date of, and immediately prior to, the 2013 Annual Meeting of Shareholders. In connection with his appointment to the Board, the Company also granted to Mr. Stewart, as a one-time election grant, an additional 8,546 stock options with an exercise price of $7.72 and an additional 8,546 shares of restricted stock, both vesting in full on November 12, 2015.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors determines what leadership structure it deems appropriate from time to time based on factors such as the experience of the Company’s Board members and executive officers,

the current business environment of the Company and other relevant factors. After considering these factors, the Board has determined that the appropriate leadership structure for the Company at this time is a Board of Directors with an independent Chairman of the Board (Mr. Dills) and a Chief Executive Officer (Mr. Bahl) who also serves on the Company’s Board. We believe that the role of an independent Chairman enhances the Board’s oversight of management of the Company and helps to ensure that the Board is fully engaged with the Company’s strategy and its implementation.

Management of the Company is responsible for the Company’s day-to-day risk management and the Board serves in a risk management oversight role. The Audit Committee assists the Board of Directors in fulfilling this oversight function. The Audit Committee and management of the Company periodically review various risks facing the Company and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and full Board consider risk-related matters on an ongoing basis in connection with deliberations regarding specific transactions and issues.

Stock Ownership Guidelines

Directors. In May 2008, the Nominating and Corporate Governance Committee adopted stock ownership guidelines for the Company’s non-employee directors to better align the interests of non-employee directors with shareholders. The guidelines require non-employee directors to own shares of Company stock with a value equal to or greater than four times the amount of the annual retainer paid to the non-employee director for Board service. Directors have three years to achieve compliance with the guidelines. Shares must be owned directly by the director or his immediate family residing in the same household or in trust for the benefit of the non-employee director or his immediate family. Restricted stock units, unvested shares of restricted stock and stock options (vested or unvested) do not count toward satisfaction of the guidelines. The Nominating and Corporate Governance Committee has authority to grant exceptions to the guidelines in rare circumstances. As of December 31, 2012, all directors were in compliance with the director stock ownership guidelines.

Executive Officers. In September 2011, we established stock ownership guidelines for our executive officers to further align their interests with those of our shareholders. See “Compensation Discussion and Analysis – Executive Stock Ownership Guidelines” below for a discussion of these stock ownership guidelines.

Audit Committee

The Company’s Audit Committee consists of four independent directors: Messrs. Dills, Mazzilli, Rosenberg and Whitters. Mr. Mazzilli currently serves as Chairman of the Audit Committee, and the Board has determined that Mr. Mazzilli is an “audit committee financial expert,” as such term is defined in Item 407(d) of SEC Regulation S-K. The Board of Directors has determined that the current Audit Committee members satisfy the independence criteria included in the current listing standards for the Nasdaq Global Select Market and by the SEC for audit committee membership. The Audit Committee met 12 times in 2012. The Audit Committee has sole authority to retain the Company’s independent registered public accounting firm and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Audit Committee also reviews and approves any related party transactions. The Board has adopted a written Audit Committee Charter which is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. See “Report of the Audit Committee.”

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee approves each engagement of the Company’s principal accountants for audit and non-audit related services and associated projected fees in advance of such engagement.

Compensation Committee

The Company’s Compensation Committee consists of four independent directors: Messrs. Cole, Rosenberg, Stewart and Whitters. Mr. Stewart is Chairman of the Compensation Committee. The Board of Directors has determined that each of the Compensation Committee members is independent based on the current listing standards for the Nasdaq Global Select Market.

The Compensation Committee held seven meetings in 2012. The Compensation Committee determines the compensation of the executive officers of the Company and the other members of the Company’s senior leadership team. The Compensation Committee also administers the Company’s benefit plans, including the 2008 Equity Incentive Plan, the Stock Incentive Plan, the Performance Bonus Plan, and the 2006 Management Incentive Plan and makes recommendations to the Nominating and Corporate Governance Committee regarding director compensation. The Compensation Committee determines the amounts and types of all awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). Each member of the Compensation Committee is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act. Each member is also an “outside” director, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Code. The Compensation Committee’s charter requires that all members of the Committee shall be independent from the Company and that at least two members shall satisfy the definition of “nonemployee” director described above. The Compensation Committee charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. For information regarding the Company’s 2012 executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCG Committee”) consists of four independent directors: Dr. Georgiou, Ms. Mangum and Messrs. Cole and Stewart. The Board of Directors has determined that each of the NCG Committee members is independent based on the listing standards for the Nasdaq Global Select Market. Mr. Cole serves as Chairman of the NCG Committee. The NCG Committee met four times in 2012. The NCG Committee has the responsibility to consider and recommend nominees for the Board of Directors and its committees, to oversee review and assessment of the performance of the Board, set Board compensation, and monitor and recommend governance principles and guidelines for adoption by the Board.

The Board has delegated to the NCG Committee the responsibility for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be re-nominated, the NCG Committee recommends to the Board whether those directors should be re-nominated.

In preparation for the Company’s annual meeting of shareholders and at such other times as appropriate, the NCG Committee considers whether the Board would benefit from adding one or more additional Board members, and if so, the skills, expertise and experience sought. If the Board determines that a new member or members would be beneficial, the NCG Committee sets the qualifications for the position(s) and conducts searches to identify qualified candidates. Such searches may use the services of an executive search firm that would receive a fee for its services. The NCG Committee (or its Chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates are scheduled with NCG Committee members, other members of the Board and, from time to time, senior members of management. Upon completion of these interviews and other due diligence, the NCG Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through the executive search firm or otherwise, are reviewed and evaluated using same process.

When the NCG Committee engages an executive search firm, the search firm performs research to identify and qualify potential candidates using the desired qualifications identified by the NCG Committee, contacts such qualified candidates to ascertain their interest in serving on the Company’s Board, collects resumes and other data about the interested candidates and recommends candidates for further consideration by the NCG Committee.

The NCG Committee has no set minimum criteria for selecting Board nominees, although its preference is that a substantial majority of all non-executive directors possess the following qualifications: independence in accordance with the listing standards established for companies listed on the Nasdaq Global Select Market; significant leadership experience at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in Board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the Board and management. In evaluating candidates for the Board of Directors, the NCG Committee seeks to maintain a balance of diverse business experience, education, skills and other individual qualities and attributes in order to enhance the quality of the Board’s deliberations and decision-making processes. In any given search, the NCG Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company.

The NCG Committee will also consider nominating for service on the Company’s Board candidates recommended by shareholders. Such recommendations will only be considered by the NCG Committee if they are submitted to the NCG Committee in accordance with the requirements of the Company’s Bylaws and accompanied by all the information that is required to be disclosed in connection with the solicitation of proxies for election of director nominees pursuant to Regulation 14A under the Exchange Act, including the candidate’s written consent to serve as director, if nominated and elected. To be considered by the NCG Committee, shareholder recommendations for director nominees to be elected at the 2014 Annual Meeting of Shareholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by Victor A. Allums, Secretary, at the offices of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, no earlier than December 31, 2013 and no later than January 30, 2014.

As of April 30, 2013, the Company had not received any shareholder recommendations of director candidates for election at the 2013 Annual Meeting.

The NCG Committee’s charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339.

Shareholder Communications to the Board of Directors

In addition to recommendations for director nominees, the Board of Directors welcomes hearing from shareholders regarding the management, performance and prospects for the Company. To facilitate complete and accurate transmittal of shareholder communications to the directors, the Company requests that all shareholder communication to the Board or any of its members be made in writing and addressed to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. The Company also requests that any such communication specifies whether it is directed to one or more individual directors, all the members of a Board committee, the independent members of the Board, or all members of the Board and the mailing address to which any reply should be sent. On receipt, Mr. Allums will forward the communication to the director(s) to whom it is addressed as specified by the shareholder. If the shareholder does not specify which directors should receive the communication, Mr. Allums will distribute the communication to all directors.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has adopted a written Audit Committee Charter (available at the Company’s website: www.prgx.com) that sets out the organization, purpose, duties and responsibilities of the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2012, the Audit Committee:

•

reviewed and discussed the consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 with management of the Company and BDO USA, LLP, independent registered public accounting firm for the Company;

•	discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as modified and supplemented to date;

•

obtained a formal written statement from BDO USA, LLP delineating all relationships between the auditors and the Company consistent with the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors all significant relationships the auditors have with the Company which may affect the auditors’ independence; and

•

based on the review and discussions with management of the Company and BDO USA, LLP referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

AUDIT COMMITTEE

Philip J. Mazzilli, Jr., Chairman
Patrick G. Dills
Steven P. Rosenberg
Joseph E. Whitters

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

COMPENSATION DISCUSSION AND ANALYSIS

As discussed above under “Information About the Board of Directors and Committees of the Board of Directors,” the Compensation Committee of the Board of Directors has the overall responsibility for our executive compensation plans, policies and programs. The Compensation Committee approves the compensation of each of our named executive officers and other “key personnel” of the Company. As defined in the Compensation Committee’s charter, “key personnel” includes the Chief Executive Officer, the Company’s officers who are direct reports of the CEO, and other senior management personnel of the Company who directly report to the CEO. The Compensation Committee is also responsible for recommending to the Nominating and Corporate Governance Committee the compensation and compensation plans, policies and programs for our directors. The Compensation Committee consists of four members who are “independent” directors under the Company’s corporate governance guidelines and the rules of The Nasdaq Stock Market LLC.

Executive Summary

We have a pay-for-performance compensation philosophy and strive to establish compensation practices implementing that philosophy in a manner that attracts, retains and rewards our key personnel. As evidenced by the following 2012 performance highlights, the Company delivered solid performance results for 2012:

•	Adjusted EBITDA increased 28.3% over 2011 and represented 107.9% of budgeted or targeted pre-bonus adjusted EBITDA for the year (above target).

•	Consolidated revenues increased 2.7% over 2011 and represented 94.4% of budgeted or targeted revenues for the year (between threshold and target).

•	The Company accomplished strategic objectives by executing well in its core recovery audit business while also positioning the Company for future growth in its newer service offerings.

•	The company completed a successful follow-on public offering resulting in net proceeds to the Company of approximately $18.8 million.

The Company’s stock price remained volatile throughout 2012, but ended the year modestly higher than at the beginning. This combination of financial performance results and stock price appreciation was reflected in the Company’s executive compensation for 2012, evidenced by the following:

•

Base salaries were not increased for executive officers, including the named executive officers, except for Mr. Lee who received a 5% base salary increase after a review of his performance and competitive positioning.

•	Short-term incentive opportunities were paid near or above target levels, with most named executive officers paid above target levels.

•

Because of the volatile stock price, stock options granted in June 2012 were underwater at year end and restricted stock awards and performance units granted in June 2012 had declined in value at year end. However, the value of our executives’ stock holdings, a minimum level of which they are required to own under the Company’s executive stock ownership policy, was higher at year end 2012 when compared to year end 2011, due to an increase in our stock price over the course of the year.

•

The stock price appreciation was achieved in spite of the Company’s follow-on public offering which was completed in December 2012 and resulted in the issuance of 3,187,385 new shares of common stock (including 687,385 shares issued in early January 2013).

The Compensation Committee believes that executive compensation for 2012 generally reflects a strong alignment between pay and Company performance. The Committee also reviewed and considered the 2012 Say-on-Pay vote result in which approximately 96% of the shares voted by shareholders approved the Company’s executive compensation program. As a result, the Compensation Committee has not approved any material changes to the Company’s executive compensation program for 2013. More specifically, the Committee has approved the following for 2013:

•

Modest base salary increases for executive officers, including the named executive officers. Most of the Company’s executive officers did not receive increases in their base salaries in 2012 and the Compensation Committee believed such increases were merited by the Company’s financial performance in 2012.

•	No changes to executive officer short-term incentive opportunities as a percentage of salary.

•	Individual performance objectives were removed from the 2013 Short-Term Incentive Plan design in order to have 100% of the short-term incentive opportunity tied to objective, financial results.

•	Performance targets in the 2013 Short-Term Incentive Plan for the Company’s consolidated revenue and adjusted EBITDA that represent growth over 2012 results.

•	No significant changes to the Company’s approach toward long-term incentive compensation.

The following is a brief overview of our executive compensation practices in 2012, which are discussed in greater detail elsewhere in this Compensation Discussion and Analysis.

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The objectives of our pay-for-performance executive compensation program are to attract, retain and reward senior management and to strengthen the mutuality of their interests with those of our shareholders.

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Our executive compensation program is designed to provide compensation opportunities to our senior management that are competitive and reflective of our performance. Our executive compensation program consists of cash compensation in the form of base salary and an annual short-term incentive opportunity and long-term equity incentive awards in the form of restricted stock, stock options and performance units.

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Among the many variables considered in determining the compensation of the Company’s named executive officers, the Compensation Committee considers the compensation of executives holding comparable positions in the Company’s peer group, the performance and potential of the named executive officer, as well as other external market data.

The following highlights the Compensation Committee’s key compensation decisions for 2012.

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In February 2012, the Compensation Committee established the 2012 Performance Bonus Plan (referred to herein as the Short-Term Incentive Plan) for certain employees of the Company, including the named executive officers. Under the terms of the 2012 Short-Term Incentive Plan, awards to the named executive officers were to be based on predefined financial objectives, primarily consisting of achievement of certain 2012 Company adjusted EBITDA and 2012 Company revenue (or, for one named executive officer, achievement of certain 2012 adjusted EBITDA attributable to such named executive officer’s service line and certain related 2012 revenue objectives), as well as individual performance objectives.

•	In February 2012, the Compensation Committee approved an increase to the base salary of our Chief Financial Officer and Treasurer following a review of his performance and market compensation data.

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In June 2012, the Compensation Committee approved the grant to our named executive officers of restricted stock and stock options under the Company’s 2008 Equity Incentive Plan. An aggregate of 104,391 shares of restricted stock and options to purchase an aggregate of 232,500 shares of the Company’s stock were granted to our named executive officers on June 19, 2012. In addition, on that same date, the Compensation Committee approved the grant to our named executive officers of an aggregate of 128,109 performance units under the Company’s 2006 Management Incentive Plan (“MIP”), the terms of which are described in more detail below.

•	Annual short-term cash incentive compensation of participants in the 2012 Short-Term Incentive Plan, including the named executive officers, was determined and approved in February 2013.

Executive Compensation Philosophy

We strive to establish compensation practices that attract, retain and reward our senior management, as well as strengthen the mutuality of interests between our senior management and our shareholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and that aligns the compensation of our senior management with the creation of shareholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards senior management for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of senior management compensation with shareholder value creation primarily by providing a substantial portion of each executive’s total annual compensation through annual short-term incentive opportunities and grants of long-term equity compensation. In each of the past seven years, the Compensation Committee tied the level of bonus payments under our Short-Term Incentive Plan to the achievement of certain financial performance objectives. Beginning in 2009, the achievement of individual goals and objectives also became a significant factor in determining each named executive officer’s annual short-term incentive bonus. However, beginning in 2013, we will no longer use individual performance objectives in determining the achievement of the named executive officer’s annual short-term incentive bonus, as we will base the bonus calculation solely on objective financial performance metrics. The Compensation Committee will continue to assess the achievement of individual performance objectives in determining other aspects of the named executive officers’ compensation, such as base salary adjustments and equity compensation. We describe our 2012 Short-Term Incentive Plan in greater detail below under “Cash Bonus – 2012 Short-Term Incentive Plan” and describe equity grants in more detail under “Long-Term Equity Incentive Compensation – Issuance of Stock Options, Restricted Stock and MIP Performance Units.”

Although it is not tied to any particular compensation formula for the compensation of its named executive officers, the Compensation Committee periodically reviews external market data from peer companies and relevant compensation surveys, including data regarding base salaries, total cash compensation (salary plus target bonus), and total direct compensation (total cash compensation plus equity grant value). This data is among many of the variables, including the performance, potential and strategic fit of the named executive officer, considered by the Committee when making compensation decisions.

Overview of Executive Compensation Program

We designed our compensation program to provide our senior leadership team, including our named executive officers, with a combination of cash (salary and incentive-based) and long-term equity incentive compensation to align their interests with those of our shareholders. During 2012, our executive officer compensation program primarily consisted of the following elements:

•	base salary

•	cash short-term incentive plan; and

•	long-term equity incentive awards.

Although the Compensation Committee has not established a policy or formula for the allocation of total compensation among these different elements of total executive officer compensation, the Compensation Committee strives to achieve an appropriate mix between the different forms of compensation to:

•	motivate senior management to deliver superior performance in the short term by providing competitive base salaries and annual cash short-term incentive opportunities;

•	align the interests of senior management with the long-term interests of the shareholders through the grant of equity incentive awards; and

•	provide an overall compensation package that is competitive and, therefore, promotes executive recruitment and retention.

For purposes of this proxy statement, our named executive officers for the year ended December 31, 2012 were as follows:

Name	Title
Romil Bahl	President and Chief Executive Officer
Robert B. Lee	Chief Financial Officer and Treasurer
Victor A. Allums	Senior Vice President, General Counsel, and Secretary
James R. Shand	Senior Vice President – Client Services – Americas
Puneet Pamnani	Senior Vice President and Chief Strategy Officer

Process for Establishing Executive Compensation

Role and Use of Compensation Consultants. The Compensation Committee from time to time engages compensation consultants to assist the Compensation Committee in making compensation decisions. Since 2008, the Compensation Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant, to provide advice on executive compensation. The Committee engaged Pearl Meyer in 2008 primarily to maintain the Company’s pre-existing relationship with an individual compensation consultant who joined Pearl Meyer in 2008, had advised the Company in prior years and who is very well acquainted with the Company and its competitive landscape. Since its original engagement, Pearl Meyer has performed executive compensation studies from time to time for the Compensation Committee and has presented to the Compensation Committee various analyses regarding the structure and content of the Company’s executive compensation program. We have inquired and confirmed that there are no conflicts of interest between any of our directors or executive officers and Pearl Meyer.

Market Compensation Information. To assist the Compensation Committee in its review of the Company’s executive compensation, from time to time Pearl Meyer provides compensation data for a

“peer group” of publicly traded companies. During the period from 2007 through 2009, the Company’s peer group consisted primarily of a consistent group of professional/business services providers, including providers of auditing, consulting, professional staffing and healthcare industry services; however, over that period we increased the number of peer group companies in the healthcare services industry as a result of the Company’s increasing focus on services to the healthcare industry.

In 2009, in an effort to ensure alignment with the Company’s updated strategic plan, the Compensation Committee requested that Pearl Meyer review the composition of the Company’s peer group and make recommendations regarding any necessary changes or updates to the peer group. In December 2009, Pearl Meyer presented the Compensation Committee with its findings and recommendations for a revised peer group for the Company after evaluating industry classification, company size and business models of other public companies. After careful deliberation and review of the Pearl Meyer report, the Compensation Committee approved the following professional/business services and healthcare technology and services companies as the Company’s peer group for compensation reference purposes:

Advisory Board Co.	HMS Holdings Corp.
CRA International Inc.	Hackett Group, Inc.
Computer Programs and Systems	Huron Consulting Group, Inc.
Corporate Executive Board Co.	LECG Corporation
Diamond Management & Technology Consultants	MedAssets Inc.
Eclipsys Corp.	Navigant Consulting, Inc.
Forrester Research Inc.

Because Eclipsys Corp. and Diamond Management & Technology Consultants have been acquired since December 2009 and are no longer operating as separate businesses disclosing executive compensation information and LECG Corporation dissolved in 2011, current compensation information for those companies is no longer available.

Compensation of the CEO. The Compensation Committee reviews the performance and compensation of our Chief Executive Officer each year. In evaluating the compensation of the Chief Executive Officer, the Compensation Committee considers factors such as market data regarding the compensation of CEOs at comparable companies and the skills, relevant experience and recent performance of the Company’s Chief Executive Officer.

In connection with the appointment of Mr. Bahl as our Chief Executive Officer and President in January 2009, the Compensation Committee took into account the recommendations of Pearl Meyer and Mr. Bahl’s compensation arrangement with his former employer in establishing his PRGX compensation package. Mr. Bahl’s overall compensation package was established through arm’s length negotiations in a process led by the Compensation Committee and was reflected in an employment agreement with Mr. Bahl. Mr. Bahl’s 2012 employment arrangement provided for an annual base salary of $644,000 and a target short-term incentive opportunity equal to 100% of his annual base salary and a maximum short-term incentive opportunity equal to 200% of his annual base salary under the Company’s 2012 Short-Term Incentive Plan, based on the achievement of certain performance objectives set by the Compensation Committee. See “Employment Arrangements” below for a description of the Company’s employment agreement with Mr. Bahl.

Compensation of Other Named Executive Officers. In setting the initial compensation for our other named executive officers, the Compensation Committee reviews peer group compensation data and takes into account the recommendations of Pearl Meyer and the CEO, as well as the executive officer’s compensation arrangement with his former employer. We establish the overall compensation package of these executive officers through arm’s length negotiations and reflect the terms in an employment agreement. The Chief Executive Officer annually reviews the performance of the other members of our senior management team, including our named executive officers, and makes recommendations to the Compensation Committee regarding their compensation. After taking into consideration the recommendations of the Chief Executive Officer, the Compensation Committee determines the amount of compensation for the other members of our senior management team, including our other named executive officers, for the upcoming year. With respect to these other key personnel, the Compensation Committee and the Chief Executive Officer consider multiple factors in establishing the terms of their compensation packages, including market data regarding the compensation of comparable executives at comparable companies and the skills, relevant experience, recent performance and strategic fit of each member of senior management at the Company.

The compensation packages for Messrs. Allums, Shand, Lee and Pamnani are reflected in their employment agreements entered into in November 2008, March 2009, May 2009 and February 2012, respectively. See “Employment Arrangements” below for a description of the Company’s employment agreements with its named executive officers.

2012 Compensation Decisions

In February 2012, the Compensation Committee approved the material terms of the 2012 Short-Term Incentive Plan, as described below under “Cash Bonus – 2012 Short-Term Incentive Plan.” In addition to continuing to use adjusted EBITDA as the basis for determining the total bonus pool available for payout under the plan (as had been the case with our Short-Term Incentive Plans for each year since 2006), as was the case in 2011, the Compensation Committee included in the 2012 Short-Term Incentive Plan adjusted EBITDA, revenue and individual performance objectives to be used in determining the amount of the bonus payouts to individual named executive officers. The Compensation Committee included revenue objectives to provide incentives to the plan’s participants, including the Company’s named executive officers, to achieve a key Company goal of revenue growth, while at the same time maintaining a certain level of adjusted EBITDA.

Also in February 2012, after consulting with Pearl Meyer and reviewing relevant market compensation information, the Compensation Committee increased the salary of the Company’s Chief Financial Officer and Treasurer, as described in more detail below under “Base Salary.” The Company also promoted Puneet Pamnani to his current position of Senior Vice President and Chief Strategy Officer in February 2012 based on his critical leadership role in developing and executing the Company’s business and mergers and acquisition strategies.

In June 2012, the Compensation Committee made equity grants to a number of the Company’s employees, including our named executive officers. In making the equity grants, the Compensation Committee focused on a number of factors, including the number of shares available for grant under the Company’s 2008 Equity Incentive Plan, the number of shares available for grant under the MIP, the three-year grant rate (as a percentage of common shares outstanding), the numbers of restricted stock units, shares of restricted stock, options and MIP performance units (which are described under “Long-Term Equity Incentive Compensation – Issuance of Stock Options, Restricted Stock and MIP Performance Units”) to be granted and their values relative to 2011 equity grants, the impact of specific grants on the total compensation of the CEO and other named executive officers, and the aggregate retention strength of all unvested equity held by named executive officers and other key personnel. As in prior years, the Compensation Committee approved the total number of shares that could be awarded as part of the annual grant in 2012 and determined the amount of each equity award consisting of shares of service-based vesting restricted stock (or restricted stock units), service-based vesting nonqualified stock options and MIP performance units. After the Compensation Committee determined that the CEO’s grant would consist of 50,505 shares of restricted stock, 112,500 stock options and 61,995 MIP performance units, the CEO made recommendations to the Compensation Committee for grants to other named executive officers and employee grantees. The CEO’s recommendation for equity grants to named executive officers and other key personnel took into consideration the skills, recent performance and strategic fit of each person. After considering the CEO’s recommendation and other relevant information, including for each of our named executive officers and other key personnel market data regarding the compensation of comparable executives at comparable companies, the Compensation Committee determined the amount of the equity grants to each of our named executive officers and the other employee grantees.

Elements of the Company’s Executive Compensation Program

Base Salary. The annual base salary component of the Company’s executive compensation program provides each named executive officer with a fixed minimum amount of annual cash compensation. Salaries for our named executive officers are generally determined through their employment agreements, subject to annual review and adjustment by the Compensation Committee. In establishing base salaries for our named executive officers, the Compensation Committee considers data regarding compensation paid by our peer group. The Compensation Committee increased the base salary of Mr. Lee, our Chief Financial Officer and Treasurer, in 2012 following a review of his performance and competitive positioning. No other named executive officer received a salary increase in 2012. An assessment of the performance and potential of each named executive officer other than the CEO was provided by the CEO to the Compensation Committee for its consideration in this process.

The following table sets forth the base salaries for each of our named executive officers in effect as of December 31, 2012:

Named Executive Officer	Base Salary
Romil Bahl	$644,000
Robert Lee	$260,400
Victor Allums	$277,000
James Shand	$330,500
Puneet Pamnani	$223,650

Cash Bonus – 2012 Short-Term Incentive Plan. In 2006, we began the practice of adopting an annual Short-Term Incentive Plan (a short-term cash incentive plan with annual financial performance goals), through which we provide for cash bonus awards to certain of our senior employees, including all of our named executive officers. We continued this practice in 2012 through the 2012 Short-Term Incentive Plan (also referred to herein as the Performance Bonus Plan or the “STI Plan”). The STI Plan was a cash incentive program designed to recognize and reward employees whom we expected to make significant contributions towards achieving our 2012 business plan.

Cash bonuses under the STI Plan were contingent upon our achievement of certain 2012 financial performance objectives. Each of our named executive officers participated in the STI Plan. The overall bonus pool under the STI Plan was established based on the level of the Company’s 2012 pre-bonus adjusted EBITDA. No bonuses were to be earned under the STI Plan unless our consolidated 2012 pre-bonus adjusted EBITDA was at least $28 million. Adjusted EBITDA for purposes of the STI Plan is earnings from continuing operations before interest, taxes, depreciation and amortization, as adjusted for unusual and other significant items that management views as distorting our operating results from period to period, as approved by the Compensation Committee. At a consolidated pre-bonus adjusted EBITDA of $28 million, the total bonus pool would be equal to 50% of the sum of all “target” bonuses under the STI Plan. After the Company achieved a pre-bonus adjusted EBITDA for 2012 of $28 million, 50% of pre-bonus adjusted EBITDA in excess of $28 million would be contributed to the bonus pool until 2012 pre-bonus adjusted EBITDA equaled $34.5 million. After the Company achieved a pre-bonus adjusted EBITDA for 2012 of $34.5 million, 75% of pre-bonus adjusted EBITDA in excess of $34.5 million would be contributed to the bonus pool until 2012 pre-bonus adjusted EBITDA equaled $43.2 million, at which point there would be no additional contributions to the bonus pool. The target and maximum bonus amounts for each named executive officer under the STI Plan were a function of the Company’s employment arrangement with each such named executive officer. Under such arrangements, the target and maximum bonus amounts for each named executive officer were 50% and 100% of the officer’s base salary, respectively, except for the Chief Executive Officer whose target and maximum bonus amounts were 100% and 200% of his base salary, respectively. After all calculations of bonuses payable are completed, any remaining funds in the bonus pool may be awarded as a discretionary payout to participants in the STI Plan based on retention considerations and the individual’s recent performance and contributions during the year, as determined by the Compensation Committee upon the recommendation of the Chief Executive Officer. For 2012, Mr. Shand and Mr. Pamnani were the only named executive officers to receive any discretionary payout under the STI Plan. As in 2012, the Compensation Committee may award, in its sole discretion, discretionary payouts under the 2013 STI Plan.

In 2012, the Compensation Committee continued to include revenue and adjusted EBITDA, as well as other individual performance objectives, in the formula for determining bonus amounts payable under the STI Plan to named executive officers and other STI Plan participants. For the Company’s CEO and all named executive officers other than Mr. Shand, the Company’s Senior Vice President – Client Services – Americas, 2012 payments under the STI Plan were based on the following: 35% on the Company’s 2012 revenue performance, 35% on the Company’s 2012 adjusted EBITDA performance, and 30% on the achievement of individual performance objectives approved by the Compensation Committee (which are described below). For Mr. Shand, 2012 payments under the STI Plan were based on the following: 10% on 2012 revenue performance attributable to the Company’s Recovery Audit – Americas operations, 10% on the 2012 adjusted EBITDA performance attributable to the Company’s Recovery Audit – Americas operations, 5% on 2012 revenue performance attributable to the Company’s Profit Optimization services, 5% on the 2012 adjusted EBITDA performance attributable to the Company’s Profit Optimization services, 20% on 2012 growth of revenue at existing clients, 20% on 2012 growth of revenue at new clients, and 30% on the achievement of individual performance objectives approved by the Compensation Committee (which are described below). For each of the named executive officers other than Mr. Shand, the “target” objectives for 2012 payments under the STI Plan were 2012 Company revenues of $220.9 million and 2012 Company adjusted EBITDA performance of $34.5 million. For Mr. Shand, the “target” objectives for 2012 payments under the STI Plan were 2012 Recovery Audit – Americas revenues of $121.5 million, 2012 Recovery Audit – Americas adjusted EBITDA performance of $37.1 million, 2012 Profit Optimization revenues of $23.0 million, 2012 Profit Optimization adjusted EBITDA performance of $1.35 million, $6.0 million in 2012 growth of revenue at existing clients and $6.5 million in 2012 growth of revenue at new clients.

The Compensation Committee established the annual “minimum,” “target” and “maximum” adjusted EBITDA goals under the STI Plan in February 2012, as well as Company and service line revenue objectives, after the completion of the Company’s annual financial planning and budgeting process for 2012. The Compensation Committee believed that including both revenue and adjusted EBITDA components in the bonus calculation in 2012 was important to ensure that the Company’s executive officers maintained their focus on achieving sustainable growth of our business, while at the same time maintaining a certain level of profitability.

As noted above, a portion of each named executive officer’s payments under the STI Plan was based on the achievement of specified individual performance objectives approved by the Compensation Committee during 2012. The individual performance objectives varied for each named executive officer and were tailored to the job responsibilities of each individual executive. While each named executive officer’s individual performance objectives were specific to the executive, each of the objectives in 2012 generally pertained to business performance, leadership development or governance. Mr. Bahl’s individual performance objectives included (1) strengthening and improving the Company’s client relationships and retention, (2) growth strategy execution and continuous innovation and (3) attraction and management of top talent to drive the Company’s strategy. Mr. Lee’s individual performance objectives included (1) driving enhancements in financial reporting and budgeting capability, (2) strategic project support, including support for mergers and acquisitions activities and capital markets initiatives and (3) expansion of analyst coverage of the Company’s stock and management of investor communications. Mr. Allums’s individual performance objectives included (1) participation and support of the Company’s growth strategy, including service delivery model redesign initiatives, (2) support of specific projects, including mergers and acquisitions initiatives, credit facility compliance and capital markets initiatives and (3) legal support of corporate communications. Mr. Shand’s individual performance objectives included (1) the execution of the Company’s Next Generation Recovery Audit strategy, (2) the support of new business development and the creation of an effective sales culture, (3) the differentiation of the Company’s recovery audit services from those of the Company’s competitors and (4) enhancement of the Company’s Profit Optimization service line by driving profitable growth, including through management of the recruiting and hiring process. Mr. Pamnani’s individual performance objectives included (1) the facilitation of the Company’s growth strategy and management of the resulting transformation, (2) the crafting of the Company’s M&A strategy and driving of the Company’s portfolio management process and (3) analysis of the Company’s organizational effectiveness, including by creating and refining reports designed to bring improved insights to management decisions. While some of the 2012 individual performance objectives for each named executive officer were measurable by objective standards, others were more qualitative in nature and were ultimately subject to the determination of the Compensation Committee, and for the named executive officers other than Mr. Bahl, based on input from the Company’s Chief Executive Officer.

Upon our achievement of 2012 pre-bonus adjusted EBITDA of $28 million, $34.5 million, or $43.2 million, our named executive officers would have been entitled to receive the following bonus amounts (reflected as a percentage of base salary) under the STI Plan, subject to adjustment for applicable Company or service line adjusted EBITDA and revenue performance, and for performance against individual (generally, non-financial) performance objectives:

Name	Minimum Bonus (% of Base Salary)	Target Bonus (% of Base Salary)	Maximum Bonus (% of Base Salary)
Romil Bahl	50%	100%	200%
Robert Lee	25%	50%	100%
Victor Allums	25%	50%	100%
James Shand	25%	50%	100%
Puneet Pamnani	25%	50%	100%

Including our named executive officers, approximately 120 U.S. and international employees participated in the STI Plan.

As discussed above, the minimum Company pre-bonus adjusted EBITDA for payment of any bonuses under the STI Plan was $28 million. For purposes of the STI Plan, the Compensation Committee determined the Company’s 2012 pre-bonus adjusted EBITDA to be $38.2 million. For purposes of the STI Plan, the Compensation Committee determined EBITDA to be $22.0 million and excluded the following items in the calculation of 2012 pre-bonus adjusted EBITDA: $6.3 million for bonuses and related taxes payable under the STI Plan, a $6.3 million charge for stock-based compensation, $2.1 million of transformation severance and related expenses, a $0.4 million charge for acquisition transaction costs and acquisition obligations classified as compensation, $1.0 million of wage claim costs, $0.4 million of foreign currency gains on intercompany balances and $0.5 million related to the process that culminated in the Company’s follow-on offering of common stock completed in December 2012. In 2012, the Company recorded $208.5 million in revenue, which represented 94.4% of the Company’s 2012 target revenue objective of $220.9 million.

Based on the Company’s adjusted EBITDA performance, Company revenue (or in Mr. Shand’s case, applicable service line financial performance), performance against individual performance objectives, and the terms of each executive’s employment arrangement, each of the named executive officers earned the following bonus amounts (including discretionary payouts for Messrs. Shand and Pamnani of $30,000 and $10,000, respectively) as a result of their participation in the STI Plan:

Named Executive Officer	2012 Bonus Amount
Romil Bahl	$748,146
Robert Lee	$154,422
Victor Allums	$180,011
James Shand	$193,364
Puneet Pamnani	$151,785

Long-Term Equity Incentive Compensation – Issuance of Stock Options, Restricted Stock and MIP Performance Units. The Company currently grants equity awards under the Amended and Restated PRGX Global, Inc. 2008 Equity Incentive Plan and the MIP. In June 2012, our shareholders approved an amendment to the 2008 Equity Incentive Plan that increased the amount of available shares under the plan by 2,200,000 shares. The 2008 Equity Incentive Plan expires on March 25, 2018, and permits the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, and other incentive awards. As of December 31, 2012, there were 2,125,164 shares available for grant under the 2008 Equity Incentive Plan.

In 2006, the Board of Directors and the Compensation Committee established the MIP, and in August 2006, our shareholders approved the adoption of the MIP. Under the MIP, the Compensation Committee may award “performance units” to “key employees,” as determined in the sole discretion of the Compensation Committee. Each performance unit entitles the holder to receive on the “payment date” the “fair market value” of one share of our common stock on the payment date, subject to applicable tax withholding. The “payment dates” are established by each participant’s performance unit agreement. The Compensation Committee has determined that the “fair market value” is equal to the closing price of our common stock on the applicable payment date. Payments for vested performance units on the payment date are to be made 40% in cash and 60% in shares of common stock of the Company. As a result of the relatively limited number of shares available under the 2008 Equity Incentive Plan prior to our shareholders approving the increase in shares available under the plan by 2,200,000, as described above, the Compensation Committee determined that it would grant all remaining available MIP performance units as part of its equity awards for 2012. As of December 31, 2012, there were no additional performance units available for grant under the MIP.

In 2012, long-term incentive compensation to key personnel, including our named executive officers, included service-based vesting restricted stock, service-based vesting stock options and service-based MIP performance units. The Compensation Committee believes that its 2012 approach to long-term incentive compensation, i.e., making equity grants of service-based vesting restricted stock, service-based vesting stock options and service-based vesting MIP performance units, provides appropriate long-term incentives from both executive retention and pay-for-performance perspectives. Because an officer will benefit from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of shareholders and ensure that management achieves gains only to the extent that the Company’s share value has appreciated. Service-based restricted stock and service-based MIP performance units vesting over three years serve the dual objectives of aligning management’s interests with shareholders by creating an ownership interest and attracting and retaining highly skilled executives. The Compensation Committee believes that the three-year time vesting of the equity awards further supports the retention objective.

When determining the 2012 equity grants, the Compensation Committee considered a number of factors including the number of shares available for grant under the 2008 Equity Incentive Plan, the number of performance units available for grant under the MIP, the three-year grant rate (as a percentage of common shares outstanding), the numbers of restricted stock units, shares of restricted stock, options and MIP performance units to be granted and their values relative to 2011 equity grants, the impact of specific grants on the total compensation of the CEO and other named executive officers, and the aggregate retention strength of all unvested equity held by named executive officers and other key personnel. On June 19, 2012, the Compensation Committee made grants of equity incentive awards to certain of our employees, including the following grants of restricted stock, non-qualified stock options and MIP performance units to our named executive officers:

Name	Restricted Stock	Non-Qualified Options	MIP Performance Units
Romil Bahl	50,505	112,500	61,995
Robert Lee	15,150	33,750	18,600
Victor Allums	15,150	33,750	18,600
James Shand	13,476	30,000	16,524
Puneet Pamnani	10,110	22,500	12,390

The restricted shares, non-qualified stock options and MIP performance units granted to executive officers on June 19, 2012 vest in three equal installments on each of June 19, 2013, 2014 and 2015. In addition, the Compensation Committee granted Mr. Pamnani 13,300 restricted shares on August 16, 2012, which vest in three equal installments on each of August 16, 2013, 2014 and 2015. This grant was awarded to facilitate the retention of Mr. Pamnani and in recognition of his key leadership in developing and executing the Company’s business and mergers and acquisitions strategies.

In accordance with the terms of the officers’ respective employment agreements, unvested shares of restricted stock with service-based vesting and MIP performance units will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested shares of restricted stock. All shares of restricted stock and MIP performance units become 100% vested upon a change of control of the Company. In accordance with the terms of the officers’ respective employment agreements, all unvested options will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested options, and must exercise vested options within 90 days, after which time such vested, unexercised options expire. The options become 100% vested upon a change of control. Our standard practice is to grant options with an exercise price equal to the closing price of our common stock on the date of grant. The non-qualified stock options granted to executive officers and other employees on June 19, 2012 have a seven-year term and an exercise price of $7.53, which was the closing price of our common stock on such date.

Employment Arrangements

We have entered into executive employment agreements with Messrs. Bahl, Lee, Shand, Allums and Pamnani. We describe each of these agreements in more detail below.

On January 8, 2009, we entered into an executive employment agreement with Mr. Bahl, the Company’s Chief Executive Officer and President. The initial term of Mr. Bahl’s executive employment agreement was four years, which is automatically extended for additional one-year periods, unless either party notifies the other in writing at least 90 days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Bahl’s executive employment agreement provides for an annual base salary of $600,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Bahl will be eligible for an annual incentive bonus equal to 100% of his annual base salary and a maximum incentive bonus equal to 150% of his annual base salary under the Company’s Short-Term Incentive Plan, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr. Bahl’s annual base salary as of December 31, 2012 was $644,000, and effective as of February 17, 2011, Mr. Bahl’s maximum bonus percentage was increased to 200% of his annual base salary to align his maximum bonus percentage with the maximum bonus percentage of our other named executive officers at twice his target bonus percentage. Under the terms of his employment agreement, we also paid Mr. Bahl an additional one-time cash bonus in the aggregate amount of $1 million on the last regular payroll date in July 2010, and, on the date he joined the Company, we granted Mr. Bahl a one-time equity inducement grant of an aggregate of 296,296 non-qualified stock options and 344,445 shares of restricted stock, which vested over a period of four years from the date of the grant. In addition, Mr. Bahl’s executive employment agreement contains standard non-competition and non-solicitation provisions. Mr. Bahl is also eligible to receive additional stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. Mr. Bahl’s executive employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits. Finally, the Compensation Committee provided Mr. Bahl with relocation benefits of $100,000 in connection with his relocation from Irving, Texas to Atlanta, Georgia, and, effective June 1, 2009, granted him a relocation allowance of $962 per bi-weekly pay period until the later of June 30, 2011, or the date upon which he sold his home. Mr. Bahl’s house sold and the relocation allowance payments were discontinued in April 2010.

On May 26, 2009, the Company entered into an employment agreement with Mr. Lee, the Company’s Chief Financial Officer and Treasurer. Mr. Lee’s executive employment agreement provides for him to serve as Chief Financial Officer and Treasurer of the Company for an initial term of one year that is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Lee’s employment agreement provides for an annual base salary of $205,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr. Lee’s annual base salary as of December 31, 2012 was $260,400. Mr. Lee also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Lee’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Lee in the event of the termination of his employment.

On March 12, 2009, the Company entered into an employment agreement with Mr. Shand, the Company’s Senior Vice President – Client Services – Americas. Mr. Shand’s executive employment agreement provided for an initial term of one year that is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Shand’s employment agreement provides for an annual base salary of $300,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr. Shand’s annual base salary as of December 31, 2012 was $330,500. Additionally, Mr. Shand received a signing bonus in the aggregate amount of $90,000 which was subject to his continued employment through July 31, 2009. Mr. Shand also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee or the Board of Directors of the Company or their designees, as the case may be, may determine. On the effective date of his employment agreement, we granted Mr. Shand an initial equity award of 20,000 shares of restricted stock, 50% of which vested on the first anniversary of the date of the grant, and the remaining 50% of which vested on the third anniversary of the date of grant. In addition, Mr. Shand’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Shand in the event of the termination of his employment.

On November 28, 2008, the Company entered into an employment agreement with Mr. Allums. Mr. Allums’s executive employment agreement provides for him to serve as Senior Vice President, General Counsel and Secretary of the Company for an initial term of one year that is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Allums’s employment agreement provides for an annual base salary of $240,000 (subject to increase at the discretion of the Compensation Committee) and eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr. Allums’s annual base salary as of December 31, 2012 was $277,000. Mr. Allums also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee or the Board of Directors of the Company or their designees, as the case may be, may determine. In addition, Mr. Allums’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Allums in the event of the termination of his employment.

On February 8, 2012, the Company entered into an employment agreement with Mr. Pamnani, the Company’s Senior Vice President and Chief Strategy Officer. Mr. Pamnani’s executive employment agreement provides for an initial term of one year that is automatically extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Pamnani’s employment agreement provided for an annual base salary of $223,650 (subject to increase at the discretion of the Compensation Committee) and eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr. Pamnani’s annual base salary as of December 31, 2012 was $223,650. Mr. Pamnani also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee or the Board of Directors of the Company or their designees, as the case may be, may determine. In addition, Mr. Pamnani’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Pamnani in the event of the termination of his employment.

401(k) Plan

We currently sponsor a 401(k) plan for all of our eligible employees. This plan (the “401(k) Plan”) is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 60 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $17,000 in 2012) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions (e.g., $5,500 in 2012) imposed by the Code. New participants automatically defer 3% of their compensation unless they make a contrary election. We may also in our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional Company contributions. We made Company matching contributions of approximately $1.1 million to the 401(k) plan in 2012 with respect to participant contributions in 2011. We did not make any other Company contributions to the 401(k) plan in 2012. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the vested balance in the participant’s account. Under the 401(k) Plan, the vested portion of a participant’s accrued benefit is payable upon such employee’s termination of employment, attainment of age 59 1/2, retirement, total and permanent disability or death. Participants may also make in-service withdrawals from certain contributions under the plan for certain specified instances of hardship.

Perquisites

We provide our named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with our overall compensation program. We believe the perquisites and other personal benefits provided to our named executive officers are modest compared to other public companies of similar size. The most significant perquisites provided to our named executive officers are allowances for, or reimbursements of, expenses incurred in connection with relocation. These expenses are generally incurred in connection with the initial hiring of our named executive officers and are frequently a condition to such named executive officers’ acceptance of the Company’s offer of employment. Executive officers who accept an assignment outside of their home country may receive certain additional perquisites, including housing assistance, relocation expenses, tax preparation expenses and tax equalization payments. None of our current executive officers are assigned to work outside of their home country.

Executive Stock Ownership Guidelines

In September 2011, we established stock ownership guidelines for our executives to further align their interests with those of our shareholders. Each of our executive officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (“Covered Executives”), including all of our named executive officers, has until five years after the later of the date of adoption of the guidelines or the date he or she becomes an executive officer to achieve stock ownership equal to the lesser of the value of the respective salary multiple or the respective fixed number of shares, each as set forth in the following table:

Officer	Ownership Guideline
Chief Executive Officer	4.0x salary or 275,000 shares
Senior Vice President – Client Services – Americas	1.5x salary or 70,000 shares
All other executive officers	1.5x salary or 50,000 shares

Additionally, each Covered Executive is expected to achieve stock ownership equal to fifty percent of the applicable guideline within three years after the later of the date of adoption of the guidelines or the date he or she becomes a Covered Executive.

In calculating a Covered Executive’s stock ownership for the purpose of the ownership guidelines, the number of shares of the Company’s common stock directly or indirectly owned by the Covered Executive as reported to the SEC (excluding non-vested restricted stock or restricted stock units) are added to one-third of any vested outstanding stock options or stock-settled stock appreciation rights held by the Covered Executive.

In the event of financial hardship or other good cause, the Compensation Committee may approve exceptions to the executive stock ownership guidelines from time to time as the Compensation Committee deems appropriate.

Stock Holding Periods

The Company does not have any stock holding period requirements for executive officers beyond option exercise or restricted stock vesting, other than the stock ownership requirements adopted in 2011. See “Compensation Discussion and Analysis–Executive Stock Ownership Guidelines” above, for a discussion of the stock ownership requirements for executive officers adopted in 2011.

Recoupment Policy

The Company has not adopted a separate recoupment or “clawback” policy in the event of a financial restatement, but plans to do so once the final rules are developed and implemented by the SEC.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all employees, including all executive officers, and all directors from engaging in “short sales” of the Company’s securities, but the Company does not have a broader policy prohibiting employees and directors from entering into other types of securities arrangements involving the Company’s stock that are considered to be “hedging” transactions or that in any way would benefit the employee or director from a decline in the Company’s stock price during some specified period of time.

Compensation Risk Assessment

On an ongoing basis, the Compensation Committee considers the risks inherent in the Company’s compensation programs. Considering numerous factors including the following, the Compensation Committee does not believe that the current incentive compensation programs would lead the organization to take “excessive risk” and, therefore, believes that the risks arising from its compensation programs are not reasonably likely to have a material adverse effect on the Company:

•	the Company’s incentive programs include both short-term and long-term elements;

•	short-term incentive opportunities are determined by multiple performance measures, have a gradual funding mechanism and are capped at 200% of target;

•	long-term incentive awards are typically provided in a blend of stock options and restricted stock, which appropriately balance performance and retention incentives;

•	executive officers are required to obtain and maintain a meaningful level of stock ownership during the tenure with the Company; and

•	adequate, but not excessive, severance and change-in-control protection is provided to executive officers in the event of job loss.

Income Deduction Limitations

As discussed above under “Proposal 4: Reapproval of the Material Terms of the Performance Goals Under the 2008 Equity Incentive Plan Pursuant to Section 162(m) of the Internal Revenue Code,” Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that the Company may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. However, certain “performance-based” compensation that complies with the requirements of Section 162(m) is not included in the calculation of the $1 million cap. The Compensation Committee may consider Section 162(m)’s conditions for deductibility when structuring compensation arrangements for its officers, including the named executive officers. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that a portion of executive compensation may not be deductible by the Company. Accordingly, the Compensation Committee has previously approved elements of compensation for certain officers that are not fully deductible, and will likely do so in the future under appropriate circumstances.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

COMPENSATION COMMITTEE

Ronald E. Stewart, Chairman
David A. Cole
Steven P. Rosenberg
Joseph E. Whitters

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer, the Chief Financial Officer, and the other three most highly paid executive officers of the Company in 2012 (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation		All Other Compensation	Total
		($)	($)	($)(1)	($)(2)	($)(3)		($)	($)

Romil Bahl,	2012	644,000	—	847,125	462,836	748,146		3,000	2,705,107
President and Chief Executive Officer(4)	2011	639,615	—	810,469	474,819	684,517		3,000	2,612,420
	2010	619,041	1,000,000	495,661	319,626	—		74,101	2,508,429

Robert B. Lee, Chief Financial Officer and Treasurer	2012 2011 2010	257,520 243,754 223,736	— — —	254,138 133,380 99,978	138,851 78,142 64,471	154,422 114,878 —		— — —	804,931 570,154 388,185

Victor A. Allums, Senior Vice President, General Counsel, and Secretary(5)	2012 2011	277,000 275,108	— —	254,138 133,380	138,851 78,142	180,011 138,595		3,000 —	853,000 625,225
	2010	261,935	—	117,374	75,689	—		—	454,998

James R. Shand, Senior Vice President – Client Services – Americas(6)	2012 2011	330,500 328,308	— —	225,900 187,569	123,423 109,889	193,364 195,443	(7)	3,000 3,000	876,187 824,209
	2010	315,995	—	145,233	93,653	—		—	554,881

Puneet Pamnani Senior Vice President and Chief Strategy Officer(8)	2012	222,399	—	275,293	92,567	151,785	(9)	3,000	745,044

(1)	The amount represents the aggregate grant date fair value of stock awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. The 2012 Stock Awards compensation reported for all named executive officers relates to awards of restricted stock granted pursuant to the 2008 Equity Incentive Plan. See “Compensation Discussion and Analysis- Long-Term Equity Incentive Compensation” for a description of such plans. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2012.
(2)	The amount represents the aggregate grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. The 2012 Option Awards compensation reported for all named executive officers relates to awards of stock options granted pursuant to the 2008 Equity Incentive Plan. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2012.

(3)	Non-Equity Incentive Plan Compensation reported for all named executive officers consists of compensation earned pursuant to the Company’s Short-Term Incentive Plan in 2011 and 2012, which amounts were paid in March 2012 and 2013, respectively. No amounts were earned by named executive officers pursuant to the Company’s 2010 Short-Term Incentive Plan. See “Compensation Discussion and Analysis – Cash Bonus – 2012 Short-Term Incentive Plan” for a description of the Short-Term Incentive Plan.
(4)	Mr. Bahl’s reported All Other Compensation for 2010 includes $41,366 in relocation reimbursements, a $19,872 relocation tax gross up, $7,692 in relocation allowance, a mobile communications reimbursement and an allowance for airline club dues and credit card annual fees. Mr. Bahl’s reported All Other Compensation for 2011 and 2012 includes a matching contribution to the Company’s 401(k) Plan.
(5)	Mr. Allums’s reported All Other Compensation for 2012 includes a matching contribution to the Company’s 401(k) Plan.
(6)	Mr. Shand’s reported All Other Compensation for 2011 and 2012 includes a matching contribution to the Company’s 401(k) Plan.
(7)	Mr. Shand’s Non-Equity Incentive Plan Compensation includes a discretionary payout of $30,000 under the 2012 Short-Term Incentive Plan.
(8)	Mr. Pamnani’s reported All Other Compensation for 2012 includes a matching contribution to the Company’s 401(k) Plan.
(9)	Mr. Pamnani’s Non-Equity Incentive Plan Compensation includes a discretionary payout of $10,000 under the 2012 Short-Term Incentive Plan.

Employment Agreements

The Company has entered into employment agreements with all of its current named executive officers, the terms of which are described under “Compensation Discussion and Analysis – Employment Arrangements.”

Potential Payments Upon Termination or Change of Control

Under the terms of the employment agreements and other arrangements with its named executive officers, the Company has agreed to make severance payments to the named executive officers upon the termination of their employment. The following table shows the estimated payments and benefits for each named executive officer under the various employment termination scenarios set forth in their respective employment agreements assuming a triggering event took place on December 31, 2012. In accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Notwithstanding the amounts described below, other than accrued obligations, an executive’s right to receive any payments or benefits upon termination of his employment is contingent upon the executive’s executing a separation and release agreement in a form acceptable to the Company.

Name	Benefit	Termination without Cause or Resignation with Good Reason- No Change of Control(1)	Termination without Cause or Resignation with Good Reason- Change of Control(2)	Termination with Cause(3)	Death, Disability or Resignation without Good Reason(4)
		($)	($)	($)	($)
Romil Bahl	Severance Payment	966,000	1,288,000	—	—
	Bonus	748,146	748,146	—	748,146
	Health Care Coverage	9,608	19,216	—	—
	Vested Options and Restricted Stock(5)	2,650,212	2,650,212	—	2,650,212
	Outplacement Services	20,000	20,000	—	—
Robert Lee	Severance Payment	260,400	390,600	—	—
	Bonus	154,422	154,422	—	154,422
	Health Care Coverage	9,627	14,441	—	—
	Vested Options and Restricted Stock(5)	370,335	370,335	—	—
	Outplacement Services	20,000	20,000	—	—
Victor Allums	Severance Payment	277,000	415,500	—	—
	Bonus	180,011	180,011	—	180,011
	Health Care Coverage	10,327	15,491	—	—
	Vested Options and Restricted Stock(5)	383,415	383,415	—	—
	Outplacement Services	20,000	20,000	—	—
James Shand	Severance Payment	330,500	495,750	—	—
	Bonus	163,364	163,364	—	163,364
	Health Care Coverage	10,327	15,491	—	—
	Vested Options and Restricted Stock(5)	411,642	411,642	—	—
	Outplacement Services	20,000	20,000	—	—
Puneet Pamnani	Severance Payment	223,650	335,475	—	—
	Bonus	141,785	141,785	—	141,785
	Health Care Coverage	3,767	5,651	—	—
	Vested Options and Restricted Stock(5)	293,786	293,786	—	—
	Outplacement Services	20,000	20,000	—	—

(1)

Other than within two years after a change of control, if a named executive officer: (x) terminates his employment for good reason, (y) is terminated by the Company without cause (as defined in such named executive officer’s employment agreement), or (z) terminates his employment upon the Company’s failure to renew such named executive officer’s employment agreement, then the named executive officer is entitled to the following: (i) payment of the named executive officer’s annual base salary for the period equal to (A) the greater of one year and the sum of four weeks for each full year of continuous service the named executive officer has with the Company for each named executive officer other than Mr. Bahl, or (B) with respect to Mr. Bahl, the greater of 18 months and the sum of four weeks for each full year of continuous service Mr. Bahl has with the Company (as applicable, the “Severance Period”); (ii) payment of any actual earned full-year bonus (pro-rated) for the year in which the named executive officer’s employment termination occurs; (iii) continuation of health care plan coverage, other than that under a flexible spending account, for the applicable Severance Period; (iv) payment of any accrued obligations; (v) vesting in full of the named executive officer’s outstanding unvested options, restricted stock and other equity-based awards that would have vested solely based on the continued employment of the named executive officer, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of the named executive officer’s employment or the original expiration date of the options; and (vi) payment of up to $20,000 of outplacement services.

(2)

If a termination described in footnote (1) above occurs within two years of a change of control, then the named executive officer would receive the same payments and benefits described in footnote (1) except that (i) the payment of the named executive officer’s annual base salary shall be for the period equal to (A) the greater of 18 months and the sum of four weeks for each full year of continuous service the named executive officer has with the Company for each named executive officer other than Mr. Bahl, or (B) with respect to Mr. Bahl, the greater of two years and the sum of four weeks for each full year of continuous service Mr. Bahl has with the Company (as applicable, the “Change in Control Severance Period”), (ii) the named executive officer’s health care plan coverage shall continue for the applicable Change in Control Severance Period, and (iii) in addition to the equity vesting and termination benefits described in footnote (1) above, any performance-based restricted stock would have become fully vested upon the Change in Control.

(3)

If the Company terminates a named executive officer’s employment for cause, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, which shall not include any bonus otherwise payable to the named executive officer.

(4)

If the named executive officer’s employment is terminated for reason of death or incapacity, the named executive officer shall be entitled to receive (i) payment of an amount equal to the actual full-year bonus earned for the year that includes his death or incapacity, prorated based on the number of days the executive is employed for the year; and (ii) payment of any accrued obligations. If a named executive officer resigns without good reason, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, including any bonus earned for a completed fiscal year which has not been paid. The bonus amounts reflected in this column represent the bonus earned in 2012, which was payable in 2013 only if the named executive officer completed a full year of service in 2012.

(5)

The intrinsic value of stock awards is calculated based on the closing price of our common stock on December 31, 2012 of $6.45. These amounts do not include the value of vested equity awards as of December 31, 2012.

Plan-Based Awards

The following tables set forth certain information regarding awards made under the Company’s various incentive plans. For additional information regarding these incentive plans and awards, please see “Compensation Discussion and Analysis” above.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2012

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units		All other Option Awards: Number of Securities Underlying Options(4)	Exercise Or Base Price of Option Awards	Grant Date Fair Value Of Stock And Option Awards(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)		(#)	($/Sh)	($)

Romil Bahl	—	322,000	644,000	1,288,000	—	—	—	—		—	—	—
	6/19/12							112,500	(2)	112,500	7.53	1,309,961

Robert Lee	—	64,380	128,760	257,520	—	—	—	—		—	—	—
	6/19/12							33,750	(2)	33,750	7.53	392,989

Victor Allums	—	69,250	138,500	277,000	—	—	—	—		—	—	—
	6/19/12							33,750	(2)	33,750	7.53	392,989

James Shand	—	82,625	165,250	330,500	—	—	—	—		—	—	—
	6/19/12							30,000	(2)	30,000	7.53	349,323

Puneet Pamnani	—	55,600	111,200	222,400	—	—	—	—		—	—	—
	6/19/12							22,500	(2)	22,500	7.53	261,992
	8/16/12							13,300	(3)			105,868

(1)

The Threshold, Target and Maximum Payouts reported for all named executive officers were based upon the Company’s attainment of certain annual revenue thresholds, a minimum adjusted EBITDA requirement, and achievement of certain individual performance objectives assigned to each named executive officer, all as provided in the Company’s 2012 Short-Term Incentive Plan. The Company exceeded the specified minimum adjusted EBITDA level, and also exceeded the target EBITDA level under the 2012 Short-Term Incentive Plan. The payouts for each of the named executive officers are as follows: Mr. Bahl $748,146, Mr. Lee $154,422, Mr. Allums $180,011, Mr. Shand $193,364 and Mr. Pamnani $151,785. See “Compensation Discussion and Analysis – Cash Bonus – 2012 Short-Term Incentive Plan” for a description of the 2012 Short-Term Incentive Plan.

(2)

Represents grants of restricted stock pursuant to the 2008 Equity Incentive Plan, which vest in three equal installments on each of June 19, 2013, 2014 and 2015, and grants of MIP performance units pursuant to the MIP, which vest in three equal installments on each of June 19, 2013, 2014 and 2015.

(3)	Grant of restricted stock pursuant to the 2008 Equity Incentive Plan, which vests in three equal installments on each of August 16, 2013, 2014 and 2015.
(4)	Grant of options pursuant to the 2008 Equity Incentive Plan which vests in three equal installments on each of June 19, 2013, 2014 and 2015.
(5)

The amount represents the grant date fair value of awards in accordance with FASB ASC Topic 718. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
	(#)(1)	(#)(1)		($)		(#)(2)		($)(3)	(#)	($)

Romil Bahl	55,555	27,779	(4)	3.57	01/21/2016	341,031	(9)	2,199,650	—	—
	92,592	92,593	(5)	3.57	01/21/2016
	57,704	—		2.82	05/26/2016
	83,444	41,723	(6)	3.96	06/23/2017
	36,458	72,917	(7)	7.41	05/22/2018
	—	112,500	(8)	7.53	06/18/2019

Robert Lee	10,000	—		13.54	09/19/2014	54,167	(10)	349,377	—	—
	3,704	—		9.51	09/17/2015
	16,265	—		2.82	05/26/2016
	16,830	8,417	(6)	3.96	06/23/2017
	6,000	12,000	(7)	7.41	5/22/2018
	—	33,750	(8)	7.53	06/18/2019

Victor Allums	9,778	—		9.51	09/17/2015	55,630	(11)	358,814	—	—
	19,042	—		2.82	05/26/2016
	19,760	9,880	(6)	3.96	06/23/2017
	6,000	12,000	(7)	7.41	05/22/2018
	—	33,750	(8)	7.53	06/18/2019

James Shand	23,803	—		2.82	05/26/2016	59,101	(12)	381,201	—	—
	24,450	12,225	(6)	3.96	06/23/2017
	8,437	16,876	(7)	7.41	05/22/2018
	—	30,000	(8)	7.53	06/18/2019

Puneet Pamnani	3,606	—		2.82	05/26/2016	44,690	(13)	288,251	—	—
	4,444	2,223	(6)	3.96	06/23/2017
	2,083	4,167	(7)	7.41	05/22/2018
	—	22,500	(8)	7.53	06/18/2019

(1)

In accordance with the terms of the officers’ respective employment agreements, all unvested options automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If an officer’s employment with the Company terminates for any other reason, all unvested options are immediately forfeited. The options become 100% vested upon a change of control.

(2)

In accordance with the terms of the officers’ respective employment agreements, unvested shares of restricted stock with service-based vesting will automatically vest if an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. All shares of restricted stock will become 100% vested upon a change of control.

(3)	Based on $6.45 per share; the closing market price of the Company’s common stock on December 31, 2012.

(4)	These options vested on January 21, 2013.
(5)	These options vested on January 21, 2013.
(6)	These options will vest on June 23, 2013.
(7)	These options will vest in two equal installments on each of May 23, 2013, and 2014.
(8)	These options will vest in three equal installments on each of June 19, 2013, 2014, and 2015.
(9)

Mr. Bahl’s restricted stock and performance unit holdings include: (a) 58,335 shares which vested on January 21, 2013; (b) 55,556 shares which vested on January 21, 2013; (c) 41,723 shares which vest on June 23, 2013; (d) 72,917 shares which vest in two equal installments on each of May 23, 2013, and 2014; (e) 50,505 shares which vest in three equal installments on each of June 19, 2013, 2014 and 2015; and (f) 61,995 MIP performance units which vest in three equal installments on each of June 19, 2013, 2014 and 2015.

(10)

Mr. Lee’s restricted stock and performance unit holdings include: (a) 8,417 shares which vest on June 23, 2013; (b) 12,000 shares which vest in two equal installments on each of May 23, 2013, and 2014; (c) 15,150 shares which vest in three equal installments on each of June 19, 2013, 2014 and 2015; and (d) 18,600 MIP performance units which vest in three equal installments on each of June 19, 2013, 2014 and 2015.

(11)

Mr. Allums’ restricted stock and performance unit holdings include: (a) 9,880 shares which vest on June 23, 2013; (b) 12,000 shares which vest in two equal installments on each of May 23, 2013, and 2014; (c) 15,150 shares which vest in three equal installments on each of June 19, 2013, 2014 and 2015; and (d) 18,600 MIP performance units which vest in three equal installments on each of June 19, 2013, 2014 and 2015.

(12)

Mr. Shand’s restricted stock and performance unit holdings include: (a) 12,225 shares which vest on June 23, 2013; (b) 16,876 shares which vest in two equal installments on each of May 23, 2013, and 2014; (c) 13,476 shares which vest in three equal installments on each of June 19, 2013, 2014 and 2015; and (d) 16,524 MIP performance units which vest in three equal installments on each of June 19, 2013, 2014 and 2015.

(13)

Mr. Pamnani’s restricted stock and performance unit holdings include (a) 2,223 shares which vest on June 23, 2013; (b) 4,167 shares which vest in two equal installments on each of May 23, 2013, and 2014; (c) 2,500 shares which vest on February 17, 2013; (d) 10,110 shares which vest in three equal installments on each of June 19, 2013, 2014 and 2015; (e) 13,300 shares which vest in three equal installments on each of June 19, 2013, 2014 and 2015; and (f) 12,390 MIP performance units which vest in three equal installments on each of June 19, 2013, 2014 and 2015.

OPTION EXERCISES AND STOCK VESTED

FOR FISCAL YEAR 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($) (1)	(#)	($) (1)
Romil Bahl	—	—	165,365	1,135,990
Robert Lee	—	—	19,838	142,743
Victor Allums	—	—	22,228	160,137
James Shand	—	—	38,597	268,708
Puneet Pamnani	—	—	8,007	54,280

(1)	Based on the closing market price of the Company’s common stock on the date on which such shares were exercised or vested.

CERTAIN TRANSACTIONS

We may enter into business transactions in the ordinary course of business with our directors and officers, including members of their families or corporations, partnerships or other organizations in which these directors and officers have a controlling interest. If transactions between the Company and any of our directors or officers occur, the transaction:

•	will be on substantially the same terms, including as those prevailing at the time for comparable transactions with unrelated parties;

•	will be on terms no less favorable than could be obtained from an unrelated third party; and

•	will be approved by a majority of the directors who do not have an interest in the transaction.

The Company does not have a written policy regarding related party transactions. However, as required by the Nasdaq Listing Rules and the Company’s Audit Committee Charter, all related party transactions are reviewed and approved by the Audit Committee. For purposes of this review and approval, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Cole, Rosenberg, Stewart and Whitters currently comprise the Compensation Committee. None of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal year 2012.

OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS

AND CERTAIN EXECUTIVE OFFICERS

The following tables set forth certain information regarding the beneficial ownership of the Company’s common stock as of April 17, 2013, by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5 percent of the outstanding common stock of the Company; (ii) each director and director nominee of the Company; (iii) the current Named Executive Officers; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

Beneficial Owner	Total Beneficial Ownership	Percent of Shares Beneficially Owned (1)

Ameriprise Financial, Inc.(2) 145 Ameriprise Financial Center Minneapolis, MN 55474	2,220,875	7.70%

Archon Capital Management LLC(3) 1301 Fifth Avenue, Suite 3008 Seattle, Washington 98101	1,557,805	5.40%

(1)

Applicable percentage ownership at April 17, 2013 is based upon 28,850,299 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 17, 2013 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed on February 13, 2013. Ameriprise Financial, Inc. and Columbia Management Investment Advisors, LLC jointly filed the Schedule 13G pursuant to a Joint Filing Agreement and each reports that they may be deemed to beneficially own 2,220,875 shares. Ameriprise Financial, Inc. is the parent holding company of Columbia Management Investment Advisors, LLC.

(3)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed on February 14, 2013 by Archon Capital Management on its behalf and on behalf of Constantinos Christofilis, a United States citizen. Archon Capital Management LLC and Constantinos Christofilis are registered investment advisors and have shared voting power and shared dispositive power with respect to all of the 1,557,805 shares.

Directors, Named Executive Officers and Directors and Officers as a Group:
Beneficial Owner	Beneficial Holdings (Excluding Options)	Certain Shares Subject to Options(1)	Total Beneficial Ownership	Percent of Shares Beneficially Owned(2)

Victor A. Allums	146,019	60,580	206,599	*
Romil Bahl	441,164	482,583	923,747	3.15%
David A. Cole	30,348	83,201	113,549	*
Patrick G. Dills	74,794	74,201	148,995	*
Archelle Georgiou Feldshon	33,329	24,783	58,112	*
Robert B. Lee	63,624	48,799	112,423	*
Mylle H. Mangum	12,107	—	12,107	*
Philip J. Mazzilli, Jr.	48,394	83,201	131,595	*
Puneet Pamnani	41,734	12,216	53,950	*
Steven P. Rosenberg	38,394	83,201	121,595	*
James R. Shand	95,435	65,127	160,562	*
Ronald E. Stewart	13,531	—	13,531	*
Joseph E. Whitters	62,107	—	62,107	*
All current directors and executive officers as a group (14 persons)	1,170,483	1,062,210	2,232,693	7.46%

*	Represents holdings of less than one percent.
(1)	Represents shares that may be acquired currently or within 60 days after April 17, 2013 through the exercise of stock options.
(2)

Applicable percentage ownership at April 17, 2013 is based upon 28,850,299 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 17, 2013 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Exchange Act, and written representations from certain reporting persons, the Company believes that with respect to 2012, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were timely satisfied, except for one late Form 4 filing for each of Mr. Allums and Mr. Lee with respect to the forfeiture of a portion of their restricted stock and one late Form 4 filing for Michael Noel, our Senior Vice President – Shared Services and Chief Information Officer who recently announced his resignation from the Company, with respect to the vesting of a portion of his restricted stock.

EXECUTIVE OFFICERS

Each of the executive officers of the Company was appointed by the Board of Directors to serve at the pleasure of the Board of Directors or until their successors are elected or until their earlier resignation, removal or death. The following table lists the current executive officers of the Company and their ages and offices with the Company.

Name	Age	Period Employed in Current Position

Romil Bahl, President and Chief Executive Officer	44	Since January 2009

Robert B. Lee, Chief Financial Officer and Treasurer	58	Since June 2009

Victor A. Allums, Senior Vice President, General Counsel and Secretary	54	Since May 2006

James R. Shand, Senior Vice President – Client Services – Americas	47	Since March 2009*

Puneet Pamnani – Senior Vice President and Chief Strategy Officer	39	Since February 2012#

*	Mr. Shand was originally hired as Chief Innovation and Strategy Officer; however, his role was later changed to Senior Vice President – Client Services – Americas in September 2009 following further development of the Company’s business strategy.
#	Mr. Pamnani was originally hired in April 2009 as Vice President, Strategy and Mergers/Acquisitions and he was promoted to his current position in February 2012.

For biographical information regarding Mr. Bahl, please see “Information about the Class I Directors whose Terms will Expire at the 2015 Annual Meeting of Shareholders” above.

Robert B. Lee, Chief Financial Officer and Treasurer, joined the Company as Controller in January 2006. From October 2002 to December 2005, Mr. Lee was a principal in Bartlett Lee Auxiliary Management, a financial services outsourcing firm. From January 1993 to October 2002, he served as CFO and Controller of Buckhead America Corporation, a publicly owned hospitality company. Buckhead America was a spin-off company of Days Inns of America where Mr. Lee had served as Controller from September 1990 to December 1992. Prior to joining Days Inns, Mr. Lee was a Senior Manager with KPMG Peat Marwick where he began his career. Mr. Lee is a Certified Public Accountant, actively licensed since 1982.

Victor A. Allums, Senior Vice President, General Counsel and Secretary, joined the Company in February 2006 and was Senior Vice President and Assistant Secretary prior to his appointment to his current position in May 2006. For nine years prior to joining the Company, Mr. Allums was Senior Vice President and General Counsel of GE Business Productivity Solutions, a subsidiary of General Electric Capital Corporation. Prior to his tenure with GE, he served as Assistant General Counsel of ALLTEL Information Services Healthcare Division. Mr. Allums began his career with the Atlanta law firm of Troutman Sanders.

James R. Shand, Senior Vice President – Client Services – Americas, is responsible for the development of new accounts payable recovery audit clients and for ensuring a high level of service to existing clients in the U.S, Canada and Latin and South America. Mr. Shand joined the Company in March 2009 as Chief Information and Strategy Officer. Prior to joining the Company, Mr. Shand led the Global Information Technology Strategy Practice at Infosys Consulting, Inc., the business consulting subsidiary of Infosys Technologies Limited, since August 2004. Prior to Infosys, Mr. Shand was a Principal Consultant at A.T. Kearney, a global management consulting company. Before A.T. Kearney, Mr. Shand was a founder and Managing Director of Churchill Software Ltd in London, UK, which provided IT services to the UK Government.

Puneet Pamnani, Senior Vice President and Chief Strategy Officer, joined the Company in April 2009 as Vice President, Strategy and Mergers/Acquisitions and was promoted to his current position in February 2012. Mr. Pamnani is responsible for developing, refining, and supporting the execution of the Company’s corporate strategy. He also leads the mergers and acquisitions process at the Company. Prior to joining the Company, Mr. Pamnani worked with the management consulting firm Oliver Wyman from 2008 to 2009. Prior to his tenure at Oliver Wyman, he worked with Infosys Consulting, Inc., a wholly owned subsidiary of Infosys Technologies, from 2002 to 2007. Mr. Pamnani started his career with the management consulting firm Booz and Company. Mr. Pamnani is a Chartered Financial Analyst.

PRINCIPAL ACCOUNTANTS’ FEES AND SERVICES

The Company incurred the following fees for services performed by its independent registered public accounting firm for 2012 and 2011. All of the services described below were approved by the Audit Committee.

	2012	2011
Audit Fees(1)	$998,025	$913,682
Aggregate fees for professional services for the audit of the Company’s annual financial statements and reviews of financial statements included in the Company’s Forms 10-Q

Audit-Related Fees(2)	$72,258	$87,934
Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above

Tax Fees	$48,551	$78,283
Aggregate fees billed for professional services for tax compliance, tax consulting and tax planning

All Other Fees	—	—
Aggregate fees billed for products and services provided other than the services reported above

(1)

Audit Fees consist of fees for professional services rendered in connection with the audits of (i) annual financial statements of the Company and its subsidiaries, and (ii) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” For all periods presented, “Audit-Related Fees” relate to an employee benefit plan audit and fees for service organization controls testing.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting of Shareholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on December 31, 2013. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Company’s Bylaws, in order to be properly brought before the 2014 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of the Company at its principal executive offices no less than 90 days, and no more than 120 days before the first anniversary of the date the Company mailed the preceding year’s proxy statement. As a result, any notice given by a shareholder pursuant to these provisions of the Company’s Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than December 31, 2013, and no later than January 30,

2014, unless the Company’s annual meeting date in 2014 is more than 30 days before or after June 18, 2014. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote. If the Company’s 2014 Annual Meeting date is advanced or delayed by more than 30 days from June 18, 2014, then proposals must be received no later than the close of business on the later of the 90th day before the 2014 Annual Meeting or the 10th day following the date on which the meeting date is first publicly announced.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Company’s Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

NOTICES OF INTENTION TO PRESENT PROPOSALS AT THE 2014 ANNUAL MEETING SHOULD BE ADDRESSED TO SECRETARY, PRGX GLOBAL, INC., 600 GALLERIA PARKWAY, SUITE 100, ATLANTA, GEORGIA 30339. THE COMPANY RESERVES THE RIGHT TO REJECT, RULE OUT OF ORDER, OR TAKE OTHER APPROPRIATE ACTION WITH RESPECT TO ANY PROPOSAL THAT DOES NOT COMPLY WITH THESE AND OTHER APPLICABLE REQUIREMENTS.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement and the documents accompanying it is being delivered to multiple beneficial shareholders who share an address, unless the Company or its authorized agents have received contrary instructions from any such shareholder. These documents are available on the Company’s web site, www.prgx.com. In addition, the Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and all other enclosed documents to any shareholder to which a single copy was delivered at a shared address. Any instructions to receive a separate copy of such mailings in the future, or request to receive a copy of this proxy statement or enclosed documents, may be made in writing or by telephone to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, (770) 779-3900. If you are a beneficial holder and have previously provided a broker with permission to receive only one copy of these materials at a shared address, you must provide any revocation of such permission to that broker.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors:

Patrick G. Dills
Chairman

Dated: April 30, 2013

	0	¢

PRGX GLOBAL, INC.

COMMON STOCK

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 18, 2013

The undersigned shareholder hereby appoints Romil Bahl, Robert B. Lee and Victor A. Allums, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of PRGX Global, Inc. (the “Company”) to be held on June 18, 2013, and any adjournments thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies to vote as indicated hereon.

THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4. ALL PROPOSALS ARE DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side.)

¢	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

PRGX GLOBAL, INC.

COMMON STOCK PROXY CARD

June 18, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting and Proxy Statement and 2012 Annual Report on Form 10-K

are available at www.prgx.com/proxy.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

$ Please detach along perforated line and mail in the envelope provided.$

¢	20430030300000000000 2	061813

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						The Board of Directors recommends a vote FOR:		FOR	AGAINST	ABSTAIN
1.	Election of Directors:	NOMINEES:				2.	Ratification of Appointment of BDO USA, LLP as PRGX’s independent registered public accounting firm for fiscal year 2013.	☐	☐	☐
☐	FOR ALL NOMINEES
		¡	Patrick G. Dills	Class II director
		¡	Mylle H. Mangum	Class II director
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Ronald E. Stewart	Class II director		The Board of Directors recommends a vote FOR:		FOR	AGAINST	ABSTAIN
		¡	Joseph E. Whitters	Class I director		3.	Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)	The Board of Directors recommends a vote FOR ALL NOMINEES.				The Board of Directors recommends a vote FOR:		FOR	AGAINST	ABSTAIN
						4.	Reapproval of the material terms of the performance goals under the 2008 Equity Incentive Plan.	☐	☐	☐
						5.	In the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜						THE PROXIES SHALL VOTE AS SPECIFIED ABOVE OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4.

PRGX GLOBAL, INC.
COMMON STOCK PROXY CARD
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.					☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF SHAREHOLDERS OF

PRGX GLOBAL, INC.

COMMON STOCK PROXY CARD

June 18, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting and Proxy Statement and 2012 Annual Report on Form 10-K are available at www.prgx.com/proxy.

$Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.$

¢	20430030300000000000 2	061813

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						The Board of Directors recommends a vote FOR:		FOR	AGAINST	ABSTAIN
1.	Election of Directors:	NOMINEES:				2.	Ratification of Appointment of BDO USA, LLP as PRGX’s independent registered public accounting firm for fiscal year 2013.	☐	☐	☐
☐	FOR ALL NOMINEES
		¡	Patrick G. Dills	Class II director
		¡	Mylle H. Mangum	Class II director
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Ronald E. Stewart	Class II director		The Board of Directors recommends a vote FOR:		FOR	AGAINST	ABSTAIN
		¡	Joseph E. Whitters	Class I director		3.	Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)	The Board of Directors recommends a vote FOR ALL NOMINEES.				The Board of Directors recommends a vote FOR:		FOR	AGAINST	ABSTAIN
						4.	Reapproval of the material terms of the performance goals under the 2008 Equity Incentive Plan.	☐	☐	☐
						5.	In the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜						THE PROXIES SHALL VOTE AS SPECIFIED ABOVE OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4.

PRGX GLOBAL, INC.
COMMON STOCK PROXY CARD
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.					☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢